EXHIBIT 2.0


                            STOCK PURCHASE AGREEMENT


                            dated as of July 24, 2004


                                 by and between


                              PNM RESOURCES, INC.,


                                       and


                              SW ACQUISITION, L.P.

                                TABLE OF CONTENTS

                    This Table of Contents is not part of the
                Agreement to which it is attached but is inserted
                              for convenience only.


                                                                        Page No.


                                    Article I

                    PURCHASE AND SALE OF COMPANY COMMON STOCK

Section 1.01       Purchase and Sale of Company Common Stock..................1

Section 1.02       Closing....................................................1

Section 1.03       Further Assurances.........................................1


                                   Article II

                                 PURCHASE PRICE

Section 2.01       Surrender of Certificates..................................2

Section 2.02       The Purchase Price.........................................2



                                   Article III

            REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDER

Section 3.01       Organization and Qualification.............................8

Section 3.02       Capital Stock..............................................8

Section 3.03       Ownership, Power and Authority.............................9

Section 3.04       Binding Effect.............................................9

Section 3.05       Litigation................................................10

Section 3.06       Authorization; No Contravention...........................10

Section 3.07       Subsidiaries..............................................10

Section 3.08       Non-Contravention; Approvals and Consents.................10

Section 3.09       Company SEC Reports; Financial Statements; etc............12

Section 3.10       Material Filings..........................................12

Section 3.11       Absence of Certain Changes or Events......................13

Section 3.12       Absence of Undisclosed Liabilities........................13

Section 3.13       Legal Proceedings.........................................13

Section 3.14       Permits; Compliance with Laws and Orders..................13

Section 3.15       Material Contracts........................................14

Section 3.16       Taxes.....................................................15

Section 3.17       Employee Benefit Plans; ERISA.............................18

Section 3.18       Labor Matters.............................................20

Section 3.19       Environmental Matters.....................................20

Section 3.20       Regulation as a Utility...................................22

Section 3.21       Insurance.................................................22

Section 3.22       Intellectual Property Rights..............................22

Section 3.23       Brokers or Finders........................................23

Section 3.24       Derivative Instruments and Hedging Activities.............23

Section 3.25       Certain Change of Control Payments........................24



                                   Article IV

                   REPRESENTATIONS AND WARRANTIES OF Purchaser

Section 4.01       Organization and Qualification............................24

Section 4.02       Capital Stock; etc........................................25

Section 4.03       Power and Authority.......................................25

Section 4.04       Binding Effect............................................25

Section 4.05       Non-Contravention; Approvals and Consents.................25

Section 4.06       Purchaser SEC Reports; Financial Statements, Etc..........27

Section 4.07       Absence of Certain Changes or Events......................27

Section 4.08       Absence of Undisclosed Liabilities........................27

Section 4.09       Financing.................................................28

Section 4.10       Legal Proceedings.........................................28

Section 4.11       Investment Intent.........................................28

Section 4.12       Brokers or Finders........................................28

Section 4.13       Shareholder Approval......................................28



                                    Article V

                      COVENANTS OF THE SELLING SHAREHOLDER

Section 5.01       Covenants of the Selling Shareholder......................28

Section 5.02       No Solicitations..........................................33

Section 5.03       Certain Third Party Agreements............................33



                                   Article VI

                              ADDITIONAL AGREEMENTS

Section 6.01       Access to Information; Confidentiality....................33

Section 6.02       Regulatory and Other Third Party Approvals................34

Section 6.03       ERISA; Employment Matters.................................35

Section 6.04       Directors' and Officers' Indemnification and Insurance....36

Section 6.05       Transfer Taxes; Filings...................................37

Section 6.06       Notifications.............................................38

Section 6.07       Change of Control Provisions..............................38

Section 6.08       Certain Registration Rights...............................39

Section 6.09       Lock-Up Agreements........................................39

Section 6.10       Rate Matters..............................................39

Section 6.11       Resignations..............................................40

Section 6.12       FIRPTA....................................................40

Section 6.13       Stock Exchange Listing....................................40

Section 6.14       Books and Records.........................................40



                                   Article VII

                                   CONDITIONS

Section 7.01       Conditions to Each Party's Obligation to
                      Effect the Transaction.................................40

Section 7.02       Conditions to Obligation of Purchaser to
                      Effect the Transaction.................................41

Section 7.03       Conditions to Obligation of the Selling Shareholder
                      to Effect the Transaction..............................42



                                  Article VIII

                                WAIVER; AMENDMENT

Section 8.01       Waiver....................................................43

Section 8.02       Amendment.................................................43

                                   Article IX

                                   Termination

Section 9.01       Termination...............................................43

Section 9.02       Notice of Termination.....................................44

Section 9.03       Effect of Termination.....................................44



                                    Article X

                               GENERAL PROVISIONS

Section 10.01      Notices...................................................44

Section 10.02      Entire Agreement; Incorporation of Attachments; Survival..46

Section 10.03      Public Announcements......................................46

Section 10.04      No Third Party Beneficiary................................46

Section 10.05      No Assignment; Binding Effect.............................47

Section 10.06      Headings..................................................47

Section 10.07      Invalid Provisions........................................47

Section 10.08      Governing Law.............................................47

Section 10.09      Enforcement of Agreement..................................47

Section 10.10      Certain Definitions.......................................47

Section 10.11      Counterparts..............................................49







     Annex A               Purchaser Registration Undertakings
     Annex B               Lock-Up Agreements
     Schedule 2.02(a)      Base Working Capital

                            GLOSSARY OF DEFINED TERMS


The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:

"10.25% Notes"                                                   --    Section 6.07(b)
"Accounting Firm"                                                --    Section 2.02(e)
"affiliate" and "Affiliate"                                      --    Section 10.10(a)
"Affiliate Rules"                                                --    Section 3.14(c)
"Agreement"                                                      --    Preamble
"Alternate Proposal"                                             --    Section 5.02
"Antitrust Division"                                             --    Section 6.02
"Appeal"                                                         --    Section 6.10(b)
"Base Working Capital"                                           --    Section 2.02(a)(ii)
"beneficially"                                                   --    Section 10.10(b)
"business day"                                                   --    Section 10.10(c)
"Certificates"                                                   --    Section 2.01(a)
"Closing"                                                        --    Section 1.02
"Closing Change of Control Costs"                                --    Section 2.02(a)(vi)
"Closing Date"                                                   --    Section 1.02
"COBRA"                                                          --    Section 3.17(e)
"Code"                                                           --    Section 3.17(b)
"Code of Conduct"                                                --    Section 3.14(c)
"Communications Act"                                             --    Section 3.08(b)
"Company"                                                        --    Preamble
"Company Budget"                                                 --    Section 5.01(b)(ii)(D)
"Company Common Stock"                                           --    Recital A
"Company Employee Benefit Plan"                                  --    Section 3.17(a)
"Company Financial Statements"                                   --    Section 3.09(b)
"Company Material Adverse Effect"                                --    Section 10.10(d)
"Company Party"                                                  --    Section 3.15(b)
"Company Permits"                                                --    Section 3.14(a)
"Company Preferred Stock"                                        --    Section 3.02(a)
"Company SEC Reports"                                            --    Section 3.09(a)
"Company Stock"                                                  --    Section 3.02(a)
"Company Transaction Costs"                                      --    Section 2.02(a)(v)
"Confidentiality Agreement"                                      --    Section 6.01(b)
"Contracts"                                                      --    Section 3.08(a)
"control", "controlled by", "controlling" and
"under common control with"                                      --    Section 10.10(a)
"Credit Agreement"                                               --    Section 3.24(b)
"Designated Employment Agreement"                                --    Section 2.02(h)
"Derivative Instrument"                                          --    Section 3.24(a)
"DOL"                                                            --    Section 3.17(k)
"Environmental Claims"                                           --    Section 3.19(f)(i)

"Environmental Laws"                                             --    Section 3.19(f)(ii)
"Environmental Permits"                                          --    Section 3.19(b)
"Equity Value"                                                   --    Section 2.02(a)
"ERISA"                                                          --    Section 3.17(a)
"Estimated Purchase Price"                                       --    Section 2.02(c)
"Excess Change of Control Costs"                                 --    Section 2.02(a)(vi)
"Exchange Act"                                                   --    Section 3.09(a)
"FCC"                                                            --    Section 3.08(b)
"FERC"                                                           --    Section 3.08(b)
"Final Order"                                                    --    Section 7.01(d)
"Final Purchase Price"                                           --    Section 2.02(e)
"First Choice"                                                   --    Section 3.14(c)
"Forecast"                                                       --    Section 5.01(d)
"FTC"                                                            --    Section 6.02
"Full Exposure"                                                  --    Section 2.02(l)
"GAAP"                                                           --    Section 3.09(b)
"Governing Instrument"                                           --    Section 3.01
"Governmental or Regulatory Authority"                           --    Section 3.08(a)
"group"                                                          --    Section 10.10(e)
"Hazardous Materials"                                            --    Section 3.19(f)(iii)
"Holding Company Order"                                          --    Section 4.05(c)
"HSR Act"                                                        --    Section 3.08(b)
"Indemnified Liabilities"                                        --    Section 6.04(a)
"Indemnified Parties"                                            --    Section 6.04(a)
"Indenture"                                                      --    Section 6.07(b)
"Intellectual Property"                                          --    Section 3.22
"IRS"                                                            --    Section 3.17(b)
"knowledge"                                                      --    Section 10.10(f)
"laws"                                                           --    Section 3.08(a)
"Lien"                                                           --    Section 3.02(b)
"Listed Agreements"                                              --    Section 3.15(a)
"Losses"                                                         --    Section 10.10(g)
"material", "material adverse effect" and "materially adverse"   --    Section 10.10(h)
"NMPRC"                                                          --    Section 3.08(b)
"Non-CPS Risk Management Instruments"                            --    Section 3.24(e)
"Normal Purchase or Normal Sale Instrument"                      --    Section 3.24(a)
"Notification and Report"                                        --    Section 3.08(b)
"NYSE"                                                           --    Section 6.13
"Options"                                                        --    Section 3.02(b)
"orders"                                                         --    Section 3.08(a)
"Overall Transaction"                                            --    Section 4.05(b)
"PBGC"                                                           --    Section 3.17(h)
"Per Share Amount"                                               --    Section 2.02(b)
"person"                                                         --    Section 10.10(i)
"PNM"                                                            --    Section 4.05(c)
"Power Act"                                                      --    Section 3.08(b)

"Preferred Stock Accrual"                                        --    Section 2.02(a)(iv)
"Preferred Stock Adjustment"                                     --    Section 2.02(a)(iv)
"Proposed Final Purchase Price Statement"                        --    Section 2.02(d)
"PUCT"                                                           --    Section 3.08(b)
"PUHCA"                                                          --    Section 3.20
"Purchase Price"                                                 --    Section 2.02(a)
"Purchased Shares"                                               --    Section 1.01
"Purchaser"                                                      --    Preamble
"Purchaser By-Laws"                                              --    Section 4.02(b)
"Purchaser Charter"                                              --    Section 4.02(b)
"Purchaser Common Stock"                                         --    Section 2.02(b)
"Purchaser Disclosure Schedule"                                  --    Article IV (Preamble)
"Purchaser Financial Statements"                                 --    Section 4.06(b)
"Purchaser Preferred"                                            --    Section 4.02(a)
"Purchaser SEC Reports"                                          --    Section 4.06(a)
"Release"                                                        --    Section 3.19(f)(iv)
"Representatives"                                                --    Section 10.10(j)
"Required Approvals"                                             --    Section 7.01(d)
"Risk Management Instruments"                                    --    Section 3.24(a)
"Risk Management Policies"                                       --    Section 3.24(b)
"SEC"                                                            --    Section 3.09(a)
"Section 5.11"                                                   --    Section 3.24(b)
"Securities Act"                                                 --    Section 3.09(a)
"Selling Shareholder"                                            --    Preamble
"Selling Shareholder Disclosure Schedule"                        --    Article III (Preamble)
"Series C Preferred Stock"                                       --    Section 3.02(a)
"Series D Preferred Stock"                                       --    Section 3.02(a)
"Specified Date"                                                 --    Section 3.16(c)
"Specified Employment Agreements"                                --    Section 2.02(a)(vi)
"Statement of Resolution"                                        --    Section 2.02(a)(iv)
"Stranded Cost Appeal Recovery"                                  --    Section 2.02(a)(iii)
"Stranded Cost Appeal Recovery Adjustment"                       --    Section 2.02(a)(iii)
"Stranded Cost Proceeding"                                       --    Section 6.10(b)
"Subsidiary"                                                     --    Section 10.10(k)
"Tax" and "Taxes"                                                --    Section 3.16(a)
"TNMP"                                                           --    Section 3.09(a)
"Transaction"                                                    --    Section 1.02
"Transfer Taxes"                                                 --    Section 6.05
"Transferred Employee"                                           --    Section 6.03(a)
"Twenty-Day Trading Period"                                      --    Section 9.01(g)
"Working Capital"                                                --    Section 2.02(a)(i)

         This STOCK PURCHASE AGREEMENT, dated as of July 24, 2004 (this "Agreement"), is made and entered into by and between PNM Resources, Inc., a New Mexico corporation (the "Purchaser"), and SW Acquisition, L.P., a Texas limited partnership (the "Selling Shareholder") and the holder of all of the shares of common stock, no par value per share of TNP Enterprises, Inc., a Texas corporation (the "Company").

         A. The Selling Shareholder proposes to sell to Purchaser and Purchaser proposes to purchase from the Selling Shareholder, an aggregate of one hundred
(100) shares of common stock, no par value per share, of the Company (the "Company Common Stock"), which shares constitute all of the issued and outstanding shares of Company Common Stock, on the terms and subject to the conditions hereinafter set forth.

         B. Each of Purchaser and the Selling Shareholder desire to make certain representations, warranties and agreements in connection with the Transaction (as defined below) and also to prescribe certain conditions to the Transaction.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   Article I

                    PURCHASE AND SALE OF COMPANY COMMON STOCK

         Section 1.01 Purchase and Sale of Company Common Stock. Upon the terms and subject to the conditions of this Agreement, the Selling Shareholder agrees to sell to Purchaser, and Purchaser agrees to purchase from the Selling Shareholder, on the Closing Date (as defined below), one hundred (100) shares of Company Common Stock, for the Purchase Price, which shares constitute all of the issued and outstanding shares of Company Common Stock (all such shares being referred to herein as the "Purchased Shares").

         Section 1.02 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Article IX, and subject to the satisfaction or waiver (where applicable) of the conditions set forth in Article VII, the closing (the "Closing") of the purchase and sale of the Purchased Shares (the "Transaction") will take place at the offices of Pillsbury Winthrop LLP, 1540 Broadway, New York, New York 10036 at 10:00 a.m., local time, on the third business day following satisfaction of the conditions set forth in Article VII (other than those conditions that are required to be satisfied or waived at the Closing), unless another date, time or place is agreed to in writing by the parties hereto (the "Closing Date").

         Section 1.03 Further Assurances. Each party hereto will, at or after the Closing Date, execute such further certificates, documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested to consummate the Transaction contemplated by this Agreement.

                                   Article II

                                 PURCHASE PRICE

         Section 2.01 Surrender of Certificates. (a) At the Closing, Purchaser shall pay to the Selling Shareholder the Purchase Price (as defined below) and the Selling Shareholder shall surrender the certificate(s) which immediately prior to the Closing represented all of the outstanding shares of Company Common Stock (the "Certificates"). The cash portion of the Purchase Price shall be paid by wire transfer of immediately available funds to an account designated by the Selling Shareholder and the stock portion of the Purchase Price shall be paid by delivery of duly authorized, validly issued, fully paid and non-assessable shares of Purchaser Common Stock (as defined below) registered in such names and representing such number of shares as designated by the Selling Shareholder.

         (b) No Further Ownership Rights in Company Common Stock. All cash and Purchaser Common Stock paid upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock represented thereby.

         Section 2.02 The Purchase Price. (a) Subject to the terms and conditions of this Agreement, the aggregate purchase price is: (i) One Hundred and Eighty-Nine Million, One Hundred Thousand Dollars ($189,100,000; "Equity Value"); (ii) increased by the amount, if any, by which Working Capital (as defined below) as of the Closing exceeds the Base Working Capital (as defined below); (iii) decreased by the amount, if any, by which Working Capital as of the Closing Date is less than the Base Working Capital; (iv) increased by the amount, if any, of the Stranded Cost Appeal Recovery Adjustment (as defined below), to the extent the Stranded Cost Appeal Recovery (as defined below) is determined on or prior to the Closing Date; (v) decreased by the amount, if any, of the Preferred Stock Adjustment (as defined below); (vi) decreased by the amount, if any, of Company Transaction Costs (as defined below); (vii) decreased by the amount, if any, of Losses (as defined below) suffered or incurred by Purchaser or to which Purchaser becomes subject, resulting from, arising out of or relating to any breach by the Selling Shareholder of the representations and warranties contained in Section 3.25 hereof; (viii) without duplication of amounts otherwise included in clause (vii), decreased by the amount, if any, of Excess Change of Control Costs (as defined below); and (ix) decreased by the amount, if any, for which the Selling Shareholder has not provided payment or indemnity pursuant to Section 2.02(h) (the net of such amounts (i) through (ix) being the "Purchase Price"). The Purchase Price shall be further adjusted pursuant to Section 2.02(j) hereof.

              (i) The term "Working Capital" as used herein shall mean the sum of the Company account entries listed under current assets on Schedule 2.02(a) less the sum of the Company account entries listed under current liabilities on Schedule 2.02(a) as of the applicable date set forth therein determined in accordance with GAAP (as defined below) on a basis consistent with past practice and consistent with the principles and procedures used in the calculation on Schedule 2.02(a).

              (ii) The term "Base Working Capital" as used herein means the amount shown on Schedule 2.02(a) as "Base Working Capital". The Working Capital as of the Closing shall be calculated in the same manner as the Working Capital was calculated as illustrated in Schedule 2.02(a); provided, however, that the following shall be disregarded for purposes of calculating Working Capital: (1) any item or account entry used to determine Working Capital that is reclassified either into or out of current assets or current liabilities in a manner that is a different classification from that used to calculate Base Working Capital (for example, a reclassification of the federal income tax refund amount from current asset to long-term or other assets due solely to a change in expected timing of receipt); (2) any intercompany accounts; (3) any effect of any outstanding mark-to-market position of a Risk Management Instrument (as defined below); (4) any current assets to the extent relating to, or arising out of, the disposition of, or casualty loss to, any non-current asset; and (5) use of cash and cash equivalents to effect reductions in long-term debt or redeemable preferred stock but only to the extent that Purchaser shall have consented to the use of current assets to effect such reductions (it being agreed that scheduled principal amortization under the Credit Agreement through Closing shall be counted as reductions to Working Capital in any event).

              (iii) The "Stranded Cost Appeal Recovery" shall mean the aggregate amount recoverable by the Company and its Subsidiaries (as defined below) as a result of a Final Order (as defined in Section 7.01(d) hereof) with respect to recovery of stranded costs of the Company or its Subsidiaries in excess of Eighty-Seven Million, Three Hundred Thousand Dollars ($87,300,000). The "Stranded Cost Appeal Recovery Adjustment" shall be the sum of:

                   (1) an amount which is an amount determined by multiplying the amount of the Stranded Cost Appeal Recovery (up to an amount equal to the aggregate Preferred Stock Accrual for the period from January 1, 2005 through the Closing Date) by a fraction, the numerator of which is the Preferred Stock Adjustment and the denominator of which is the Preferred Stock Accrual for the period from January 1, 2005 through the Closing Date;

                   (2) fifty percent (50%) of the next $10,000,000 of Stranded
              Cost Appeal Recovery (in excess of the Preferred Stock Accrual from January 1, 2005 through the Closing Date); and

                   (3) the remainder, if any, of the Stranded Cost Appeal
              Recovery shall not affect the Stranded Cost Appeal Recovery Adjustment and shall be for the sole benefit of Purchaser.

              (iv) The "Preferred Stock Accrual" shall mean with respect to the Series C Preferred Stock and the Series D Preferred Stock the sum of
         (x) dividends accrued but not paid in cash or by the issuance of additional shares of Senior Preferred Stock (as defined in the statement of resolution establishing the Series D Preferred Stock (the "Statement of Resolution")), (y) dividends paid by the issuance of additional shares of Senior Preferred Stock with respect to the dividends described in clause (x) above, and (z) increases in the aggregate premium payable pursuant to the Statement of Resolution to redeem the Senior Preferred Stock described in clause (y) above, in each case with respect to the period after December 31, 2004 through and including the Closing Date. The "Preferred Stock Adjustment" shall initially be $0.00 and shall be further determined as follows:

                   (1) increased by the Preferred Stock Accrual for the period from January 1, 2005 through the earlier to occur of the Closing Date or March 31, 2005;

                   (2) increased by fifty percent (50%) of the Preferred Stock
              Accrual for the period from March 31, 2005 through the earlier to occur of the Closing Date or June 30, 2005; and

                   (3) unaffected by the Preferred Stock Accrual for any periods after the earlier to occur of the Closing Date or June 30, 2005.

              (v) "Company Transaction Costs" means the liabilities or obligations of the Company or any of its Subsidiaries for the payments of the fees and expenses of financial advisors, counsel, independent accountants or other representatives of the Selling Shareholder, the Company or any Subsidiary of the Company arising from the transactions contemplated by this Agreement to the extent such liabilities or obligations exceed $5,000,000 in the aggregate and to the extent such liabilities and obligations are not paid by the Company or any of its Subsidiaries on or prior to the Closing Date or accrued as a current liability in Working Capital as of the Closing Date.

              (vi) "Excess Change of Control Costs" means as to each individual listed on Section 3.25 of the Selling Shareholder Disclosure Schedule considered separately, (i) payments made and/or liabilities and obligations of the Company and/or any of its Subsidiaries that have been triggered at or prior to the Closing under the employment and related agreements specified in Section 3.25 hereof (collectively, the "Specified Employment Agreements") with such individual, in each case as and to the extent either (A) paid at or prior to Closing or (B) accrued or accruable as a liability on the books of the Company and its Subsidiaries as of Closing (the amounts referenced in this clause (i) being called the "Closing Change of Control Costs"), and (ii) all liabilities and obligations of the Company and its Subsidiaries under the Specified Employment Agreements other than Closing Change of Control Costs that are triggered in part because a "Change of Control", a "termination without cause" or a termination of employment by the employee with "good reason" shall have occurred in consequence of this Agreement, the transactions contemplated by this Agreement and/or the Closing and/or staffing or other decisions made by the Company at the direction of Purchaser from and after Closing; provided, however, in the case of clauses (i) and (ii), as to such individual listed in
         Section 3.25 of the Selling Stockholder Disclosure Schedule, the Excess Change of Control Cost associated with such individual shall only be payments, liabilities and/or obligations in an amount exceeding the dollar amount shown next to the name of such individual under the column heading "Company Change of Control Obligation" on Section 3.25 to the Selling Shareholder Disclosure Schedule. Excess Change of Control Costs (i) shall include, without limitation, (A) all costs and expenses reasonably incurred by Purchaser, the Company or their respective Subsidiaries in defending and/or settling claims brought by individuals listed in Section 3.25 of the Selling Shareholder Disclosure Schedule under and in respect of the Specified Employment Agreements and (B) any and all additional amounts that become due or payable in consequence of indemnity and similar gross-up payments in respect of excise taxes and/or income or similar taxes and impositions pursuant to the terms of the applicable Specified Employment Agreements and (ii) shall not include amounts that have been paid in cash or accrued as a current liability prior to the Closing and taken into account in calculating Working Capital as of the Closing Date.

         (b) The Purchase Price shall be comprised of (i) a cash amount equal to fifty percent (50%) of the Purchase Price and (ii) a number of shares of common stock, no par value, of Purchaser ("Purchaser Common Stock") determined by dividing fifty percent (50%) of the Purchase Price by the Per Share Amount. The "Per Share Amount" shall mean $20.20 and shall be subject to appropriate adjustment after the date hereof only in the event of any stock split, stock dividend, recapitalization or other similar event or transaction applicable to the Purchaser Common Stock after the date of this Agreement.

         (c) The Purchase Price payable at the Closing (the "Estimated Purchase Price") shall consist of the sum of (i) the Equity Value, (ii) increased by the amount, if any, by which the estimated Working Capital exceeds the Base Working Capital, (iii) decreased by the amount, if any, by which the estimated Working Capital is less than the Base Working Capital, (iv) increased by the amount, if any, of the estimated Stranded Cost Appeal Recovery Adjustment, to the extent the Stranded Cost Appeal Recovery is determined on or prior to the Closing Date,
(v) decreased by the amount, if any, of the estimated Preferred Stock Adjustment, (vi) decreased by the amount, if any, of estimated Company Transaction Costs and (vii) decreased by the amount, if any, of estimated aggregate Excess Change of Control Costs. Not later than five business days prior to the Closing Date, the Company shall deliver to Purchaser a written statement of the chief financial officer of the Company setting forth the Estimated Purchase Price, with the calculation of the Estimated Purchase Price shown in reasonable detail based on information then available to the Company.

         (d) Promptly following the Closing Date, but in no event later than 45 days after the Closing Date, Purchaser shall provide to the Selling Shareholder a certificate executed on behalf of Purchaser by the Chief Accounting Officer of Purchaser, dated the date of its delivery, setting forth the relevant calculations resulting in the final Purchase Price (the "Proposed Final Purchase Price Statement"). The Proposed Final Purchase Price Statement shall be prepared in accordance with GAAP on a basis consistent with past practice and consistent with the calculation on Schedule 2.02(a).

         (e) Purchaser shall provide reasonable cooperation to, and shall cause the Company and its employees and agents to provide reasonable cooperation to, the Selling Shareholder and its representatives in their review of the Proposed Final Purchase Price Statement and shall provide the Selling Shareholder and its representatives reasonable access to the applicable personnel, properties, books and records of the Company and its Subsidiaries for such purpose. In the event the Selling Shareholder disputes the correctness of the Proposed Final Purchase Price Statement proposed by Purchaser, the Selling Shareholder shall notify Purchaser in writing of its objections within 15 days after receipt of the Proposed Final Purchase Price Statement and shall set forth, in writing and in reasonable detail, the reasons for the Selling Shareholder's objections. If the Selling Shareholder fails to deliver its notice of objections within 15 days after receipt of the Proposed Final Purchase Price Statement, the Selling

Shareholder shall be deemed to have accepted Purchaser's calculation. The Selling Shareholder and Purchaser shall endeavor in good faith to resolve any disputed matters within 15 days after receipt of the Selling Shareholder's notice of objections. If the Selling Shareholder and Purchaser are unable to resolve the disputed matters, the Selling Shareholder and Purchaser shall promptly refer the disputed matters to a nationally recognized "big-four" accounting firm acceptable to the Selling Shareholder and to Purchaser (the "Accounting Firm"). The Accounting Firm shall offer the Selling Shareholder and Purchaser (and their respective representatives) the opportunity to provide written submissions regarding their positions on the disputed matters, which opportunity shall not extend more than 15 days after the submission of the disputed matters to the Accounting Firm. The Accounting Firm shall deliver a written report resolving all disputed matters and setting forth the basis for such resolution within 30 days after the Selling Shareholder and Purchaser have submitted in writing (or have had the opportunity to submit in writing but have not submitted) their positions as to the disputed items. The determination of the Accounting Firm in respect of the correctness of each matter remaining in dispute shall be conclusive and binding on the Selling Shareholder and Purchaser. The determination of the Accounting Firm shall be based solely on the written submissions by the Selling Shareholder and Purchaser and shall not be by independent review (it being understood that the Accounting Firm need not accept in its entirety the submission of either one party or the other). The final Purchase Price as finally determined pursuant to this Section 2.02(e) (whether by failure of the Selling Shareholder to deliver a timely notice of objection, by agreement of the Selling Shareholder and Purchaser or by determination of the Accounting Firm), is referred to herein as the "Final Purchase Price".

         (f) In the event the Final Purchase Price is greater than the Estimated Purchase Price paid at the Closing by Purchaser, then Purchaser shall promptly (within five business days of the determination of the Final Purchase Price) pay to the Selling Shareholder an amount in cash equal to the difference between the Final Purchase Price and the Estimated Purchase Price. In the event the Final Purchase Price is less than the Estimated Purchase Price paid at the Closing by Purchaser, then the Selling Shareholder shall promptly (within five business days of the determination of the Final Purchase Price) pay to Purchaser an amount in cash equal to the difference between the Estimated Purchase Price and the Final Purchase Price.

         (g) The fees and expenses, if any, of the Accounting Firm retained in accordance with this Section 2.02 to resolve any dispute shall be paid one-half by Purchaser and one-half by the Selling Shareholder.

         (h) The Selling Shareholder shall be solely responsible for, and hereby indemnifies and holds harmless Purchaser, the Company and the Company's Subsidiaries against any and all liabilities, obligations and Losses in any manner arising out of, or associated with (i) the employment agreement listed on
Schedule 2.02(h) of the Selling Shareholder Disclosure Schedule (the "Designated Employment Agreement"), (ii) all liabilities and obligations of the Company and its Subsidiaries under the Designated Employment Agreement that are triggered in part because a "Change of Control", a "termination without cause" or a termination of employment by the related employee with "good reason" shall have occurred in consequence of this Agreement, the transactions contemplated by this

Agreement and/or the Closing and/or staffing or other decisions made by the Company at the direction of Purchaser from and after Closing, and (iii) (A) all costs and expenses reasonably incurred by Purchaser, the Company or their respective Subsidiaries in defending and/or settling claims brought by the related employee under and in respect of the Designated Employment Agreement and
(B) any and all additional amounts that become due or payable in consequence of indemnity and similar gross-up payments in respect of excise taxes and/or income or similar taxes and impositions pursuant to the terms of the applicable Designated Employment Agreement; provided, however, there shall be excluded from the Selling Shareholder's obligations under this Section 2.02(h) fifty percent (50%) of the first $2,734,100 in payments that would be due under this Section 2.02(h) but for this proviso (with the Company remaining obligated to pay, for its own account, and without right to reimbursement or indemnification, fifty percent (50%) of the first $2,734,100 in payments that would be due from the Selling Shareholder under this Section 2.02(h) but for this proviso).

         (i) In the event the Accounting Firm is requested to resolve any dispute pursuant to this Section 2.02, any meetings or proceedings involving the Accounting Firm in connection with such dispute resolution shall be held in New York, New York.

         (j) Notwithstanding the foregoing, the Purchase Price shall be further adjusted as follows: (i) increased by the amount, if any, of the Stranded Cost Appeal Recovery Adjustment to the extent the Stranded Cost Appeal Recovery, if any, is determined after the Closing Date; and (ii) decreased by the amount of any Excess Change of Control Costs and any payments or indemnification that have not been paid by the Selling Shareholder under Section 2.02(h), in each case, to the extent not already reflected in the adjustments to the Purchase Price pursuant to this Section 2.02. Any such adjustment shall be paid by Purchaser or by the Selling Shareholder, as the case may be (after appropriate netting and offset), in cash within five business days of the determination thereof.

         (k) Commencing September 30, 2004 and on or before the thirtieth day of each succeeding calendar month ending immediately prior to the Closing Date, the Company shall provide Purchaser with a reasonably detailed monthly status report (in a format to be agreed by the parties) tracking changes in the principal components that may result in adjustments in the Purchase Price pursuant to this
Section 2.02. The monthly status report shall include an accounts receivable aging schedule, an accounts receivable roll forward schedule and a schedule showing bad debt expense calculation and a bad debt accrual calculation (including a statement of assumptions underlying the calculation).

         (l) For so long as the Selling Shareholder shall have an obligation under Section 2.02(f), Section 2.02(g) or Section 2.02(h), the Selling Shareholder shall have and retain unrestricted cash in an amount equal to its maximum possible exposure (the "Full Exposure") under Sections 2.02(f), 2.02(g) and 2.02(h) as such Full Exposure have been reasonably estimated and agreed by the parties prior to the Closing Date; provided, however, that Purchaser shall accept a letter of credit (in form and substance reasonably satisfactory to Purchaser) in an amount equal to the Full Exposure and the Selling Shareholder shall not be required to comply with this Section 2.02(l).

                                  Article III

            REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDER

         The disclosure schedule delivered by the Selling Shareholder to Purchaser on or before the date of this Agreement (the "Selling Shareholder Disclosure Schedule") shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosure in any paragraph shall qualify other paragraphs in this Article III, if any, to the extent such disclosure is reasonably determinable to be applicable to such other paragraphs.

         The Selling Shareholder hereby represents and warrants to Purchaser as follows:

     Section 3.01 Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so incorporated, existing and in good standing or to have such power and authority which, individually or in the aggregate, could not be reasonably expected to have a Company Material Adverse Effect (as defined below). The Company is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, could not be reasonably expected to have a Company Material Adverse Effect. The Selling Shareholder has previously delivered or made available to Purchaser correct and complete copies of the articles of incorporation and bylaws (or other comparable charter documents) or partnership or limited liability company agreement (as applicable, the "Governing Instrument" of such person) of the Company and each of the Company's Subsidiaries.

     Section 3.02 Capital Stock. (a) The authorized capital stock of the Company consists solely of 1,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, no par value, of the Company (the "Company Preferred Stock"). As of June 30, 2004, (i) 100 shares of Company Common Stock were issued and outstanding, and (ii) 171,513 shares of Company Preferred Stock were issued and outstanding. There are two outstanding series of Company Preferred Stock:
(i) 14 1/2 % Senior Redeemable Preferred Stock, Series C, $1,000 Liquidation Preference, of which ten (10) shares remain outstanding on the date hereof (the "Series C Preferred Stock"); and (ii) 14 1/2 % Senior Redeemable Preferred Stock, Series D, $1,000 Liquidation Preference, of which 171,503 shares are outstanding on the date hereof (the "Series D Preferred Stock"). The Company Common Stock and the Company Preferred Stock are herein referred to as the "Company Stock." Since June 30, 2004 and through the date hereof, there has been no change in the number of issued and outstanding shares of Company Stock or shares of Company Stock held in treasury or reserved for issuance. All of the issued and outstanding shares of Company Stock are duly authorized, validly issued, fully paid and nonassessable. The Series C Preferred Stock and the Series D Preferred Stock are the only outstanding Company Preferred Stock.
Section 3.02(a) of the Selling Shareholder Disclosure Schedule shows (i) the aggregate number of Company Preferred Stock payable as in-kind dividends on the Company Preferred Stock on each of October 1, 2004, April 1, 2005 and October 1,

2005 (assuming that (A) no shares of Series D Preferred Stock are retired after issuance and (B) cash dividends are not paid on October 1, 2005) and (ii) the source and pattern of related GAAP accruals in respect of the carrying value of the Company Preferred Stock.

         (b) Except as disclosed in Section 3.02(b) of the Selling Shareholder Disclosure Schedule, all of the outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and are owned free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, and charges or rights of others of any kind (each, a "Lien"). There are no (i) outstanding subscriptions, options, warrants, rights (including "phantom" stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, "Options") obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock or to grant, extend or enter into any such Option or (ii) voting trusts or other commitments, understandings, restrictions or arrangements in favor of any person with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of the Company or any of its Subsidiaries.

         (c) There are no outstanding contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of Company Stock or any capital stock of any Subsidiary of the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other person, other than in the ordinary course of business consistent with past practice.


         (d) Section 3.02(d) of the Selling Shareholder Disclosure Schedule sets forth a true and complete statement of the maximum contractual borrowing limit, if any, under all loan agreements (including indentures) providing for credit to the Company or any Subsidiary of the Company in excess of $15 million and a true and complete statement of the total indebtedness of the Company and each of its Subsidiaries outstanding on June 30, 2004 under such agreements.

     Section 3.03 Ownership, Power and Authority. The Selling Shareholder is, and without exception at the Closing will be, the record and beneficial owner of all of the issued and outstanding shares of Company Common Stock free and clear of all Liens. The Selling Shareholder has the legal capacity to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by the Selling Shareholder and the consummation by the Selling Shareholder of the transactions contemplated hereby have been duly and validly approved by all necessary partnership or other action and no other proceedings on the part of the Selling Shareholder or its partners are necessary to authorize the execution, delivery and performance of this Agreement by the Selling Shareholder and the consummation by the Selling Shareholder of the transactions contemplated hereby.

     Section 3.04 Binding Effect. This Agreement has been duly executed and delivered by the Selling Shareholder and constitutes the legal, valid and binding obligation of the Selling Shareholder, enforceable against the Selling Shareholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

     Section 3.05 Litigation. Except as disclosed in Section 3.05 of the Selling Shareholder Disclosure Schedule, there are no legal actions, suits, proceedings, claims, complaints, disputes or investigations pending or, to the knowledge of the Selling Shareholder, threatened, at law, in equity, in arbitration or before any Governmental or Regulatory Authority (as defined below) against the Selling Shareholder which would, if adversely determined, have a material adverse effect on the ability of the Selling Shareholder to perform its obligations under this Agreement. No injunction, writ, temporary restraining order, decree or order of any nature has been issued by any court or other Governmental or Regulatory Authority against the Selling Shareholder purporting to enjoin or restrain the execution, delivery or performance of this Agreement.

     Section 3.06 Authorization; No Contravention. The execution, delivery and performance by the Selling Shareholder of this Agreement and the transactions contemplated hereby do not violate, conflict with or result in any breach or contravention of or the creation of any Lien under any Contract (as defined below) to which the Selling Shareholder is a party or any law (as defined below) applicable to the Selling Shareholder. The Selling Shareholder has not previously entered into any agreement which is currently in effect or to which the Selling Shareholder is currently bound, granting any rights to any Person which are inconsistent with the rights to be granted by the Selling Shareholder herein.

     Section 3.07 Subsidiaries. Section 3.07 of the Selling Shareholder Disclosure Schedule sets forth (i) the name and jurisdiction of incorporation, creation or formation of each Subsidiary of the Company, (ii) its authorized equity securities, (iii) the number of its issued and outstanding equity securities and (iv) the record owners of such equity securities. Except for interests in the Subsidiaries of the Company and as disclosed in Section 3.07 of the Selling Shareholder Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity (other than non-controlling investments in the ordinary course of business). Each of the Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so organized, existing and in good standing or to have such power and authority which, individually or in the aggregate, could not be reasonably expected to have a Company Material Adverse Effect. Each of the Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, could not be reasonably expected to have a Company Material Adverse Effect.

     Section 3.08 Non-Contravention; Approvals and Consents. (a) Except as disclosed in Section 3.08(a) of the Selling Shareholder Disclosure Schedule, the execution and delivery of this Agreement by the Selling Shareholder do not, and the performance by the Selling Shareholder of its obligations hereunder and the consummation by it of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement under or termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the Governing Instrument of the Company or any of its Subsidiaries, or (ii) subject to the taking of the actions described in paragraph (b) of this Section, (x) any legislative or regulatory enactment, statute, ordinance, law or regulation (collectively, "laws") existing on the date of this Agreement, or any judgment, decree, order, writ, permit or license (collectively, "orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision (each, a "Governmental or Regulatory Authority") applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation, rate, rate schedule, tariff, utility service agreement or like document filed with or approved by any Governmental or Regulatory Authority, or agreement or undertaking of any kind (together, "Contracts") to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, cancellations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a Company Material Adverse Effect, or a material adverse effect on the ability of the Selling Shareholder to consummate the transactions contemplated by this Agreement.

         (b) Except (i) for the filing of a notification and report by the Purchaser and the Selling Shareholder (the "Notification and Report") under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (ii) for (x) the approval of, or the making of a public interest determination by, the Public Utility Commission of Texas ("PUCT") under Texas law, to the extent required by the Texas Public Utility Regulatory Act, and (y) the approval of the New Mexico Public Regulation Commission ("NMPRC") under New Mexico law, to the extent required by the New Mexico Public Utility Act, (iii) for approval of the Federal Energy Regulatory Commission (the "FERC") pursuant to an application made under section 203, and any other pertinent section of or regulation under the Federal Power Act (the "Power Act"), or an order of the FERC under the Power Act disclaiming jurisdiction over this Agreement, (iv) for an order of the SEC approving the Transaction under section 9(a)(2) of PUHCA, (v) for the approval of the Federal Communications Commission ("FCC") on the application for transfer of control of the Company's licenses under Section 310(d) of the Communications Act of 1934, as amended (the "Communications Act", 47 U.S.C. ss. 310(d)), and (vi) as disclosed in Section 3.08(b) of the Selling Shareholder Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by the Selling Shareholder, the performance by the Selling Shareholder of its obligations hereunder or the consummation by it of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a Company Material Adverse Effect or a material adverse effect on the ability of the Selling Shareholder to consummate the transactions contemplated by this Agreement.

     Section 3.09 Company SEC Reports; Financial Statements; etc. (a) The Selling Shareholder has delivered or made available to Purchaser, via the EDGAR system (in the case of exhibits only), prior to the execution of this Agreement a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by the Company or Texas-New Mexico Power Company, a Texas corporation ("TNMP") with the Securities and Exchange Commission (the "SEC") since December 31, 2002 through the date hereof (as such documents have since the time of their filing been amended or supplemented, the "Company SEC Reports"), which are all the documents (other than preliminary material) that the Company and its Subsidiaries were required to file with the SEC since December 31, 2002. As of their respective dates, the Company SEC Reports (including all financial statements and schedules included therein) (i) complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), or the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) The audited consolidated financial statements and unaudited interim consolidated financial statements of the Company and TNMP that are included in the Company SEC Reports (the "Company Financial Statements") have been prepared in accordance with United States generally accepted accounting principles as in effect for the time period of the relevant Company Financial Statement ("GAAP") consistently applied (except as may be indicated therein or in the notes thereto and except that with respect to unaudited statements to the extent permitted by Form 10-Q of the Exchange Act) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries taken as a whole)) in all material respects the financial condition, results of operation and cash flows of the applicable reporting company of, and for, the reporting period therein presented.

     Section 3.10 Material Filings. Except as identified in Section 3.10 of the Selling Shareholder Disclosure Schedule, all material filings required to be made by the Company or any of its Subsidiaries under the Power Act and applicable state laws and regulations have been filed with the FERC, the U.S. Department of Energy or any appropriate state Governmental or Regulatory Authorities (including, without limitation, the PUCT, FCC, and the NMPRC), as the case may be, including all material written forms, statements, reports, agreements and all material documents, exhibits, amendments and supplements appertaining thereto, including but not limited to all material rates, tariffs, franchises, service agreements and related documents; and all such filings complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statute and the rules and regulations thereunder.

     Section 3.11 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports or as set forth in Section 3.11 of the Selling Shareholder Disclosure Schedule, (a) since December 31, 2003, there has not been any change, event or development having, or that could be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, and
(b) between such date and the date hereof the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice.

     Section 3.12 Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the Company Financial Statements, or as disclosed in Section 3.12 of the Selling Shareholder Disclosure Schedule, neither the Company nor any of its Subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (including the notes thereto), except liabilities or obligations
(i) which were incurred in the ordinary course of business consistent with past practice or, (ii) which have not had, and could not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     Section 3.13 Legal Proceedings. Except as disclosed in the Company SEC Reports or in Section 3.13 of the Selling Shareholder Disclosure Schedule, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of the Selling Shareholder, threatened against, relating to or affecting, nor to the knowledge of the Selling Shareholder are there any Governmental or Regulatory Authority investigations, reviews or audits pending or threatened against, relating to or affecting, the Company or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, could be reasonably expected to have a Company Material Adverse Effect or a material adverse effect on the ability of the Selling Shareholder to consummate the transactions contemplated by this Agreement, (ii) there have not been any material adverse decisions by any Governmental or Regulatory Authority since December 31, 2003 with respect to any actions, suits, arbitrations, proceedings, investigations, reviews or audits disclosed in the Company's SEC Reports or in Section 3.13 of the Selling Shareholder Disclosure Schedule, and (iii) neither the Company nor any of its Subsidiaries is subject to any order of or any investigation, rate suspension or other proceeding by or before any Governmental or Regulatory Authority which individually or in the aggregate, is having or could be reasonably expected to have a Company Material Adverse Effect or a material adverse effect on the ability of the Selling Shareholder to consummate the transactions contemplated by this Agreement.

     Section 3.14 Permits; Compliance with Laws and Orders. (a) The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, easements and/or rights-of-way, orders and approvals of, and have made all required rate, tariff and other filings with all Governmental and Regulatory Authorities necessary for the lawful conduct of their respective businesses as currently conducted (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, easements and/or rights-of-way, orders and approvals and to make such filings which, individually or in the aggregate, could not be reasonably expected to have a Company Material Adverse Effect, or except as disclosed in Section 3.14(a) of the Selling Shareholder Disclosure Schedule. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except failures so to comply which, individually or in the aggregate, are not having and could not be reasonably expected to have a Company Material Adverse Effect.

         (b) Except as disclosed in the Company SEC Reports, the Company and its Subsidiaries are not in violation of or default under any law or order of any Governmental or Regulatory Authority, except for such violations or defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a Company Material Adverse Effect.

         (c) The Company has provided Purchaser with a copy of TNMP's Internal Code of Conduct (the "Code of Conduct") adopted as part of TNMP's program to comply with the affiliate transaction rules (the "Affiliate Rules") of the PUCT. Each interaction between TNMP and First Choice Special Purpose, L.P. and First Choice Power, L.P., each a Texas limited partnership (collectively, "First Choice"), in which a service, good, asset, product, property, right or other item has been transferred or received has been in compliance with the requirements of the Code of Conduct and the Affiliate Rules (in each case, except as may be disclosed in Section 3.14(c) of the Selling Shareholder Disclosure Schedule).

     Section 3.15 Material Contracts. (a) Except as listed in Section 3.15(a) of the Selling Shareholder Disclosure Schedule (collectively, the "Listed Agreements"), neither the Company nor any of its Subsidiaries are on the date hereof a party to or subject to any oral or written Contract:

         (i) not fully performed for the purchase for its own account of any material, services or equipment, including fixed assets, with remaining payment or series of payments in excess of $2.5 million;

         (ii) with respect to any disposition of any asset or business for consideration in excess of $2.5 million;

         (iii) with respect to any partnership, joint venture or similar arrangement containing a commitment to fund, loan, or pay amounts in excess of $2.5 million;

         (iv) with respect to any service, consulting or business management agreement providing for guaranteed annual compensation (including base salary and annual bonus) in respect of any of calendar years 2003, 2004, or 2005 in excess of $1 million per agreement per year and that cannot be terminated on thirty (30) days notice without penalty or other future obligation;

         (v) with respect to any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money by the Company in excess of $2.5 million in the aggregate;

         (vi) that creates future payment obligations of the Company in excess of $2.5 million in the aggregate and that by its terms does not or cannot be terminated by the Company on less than 180 days notice without penalty or other future obligation;

         (vii) (A) that is a "material contract", as that term is defined in
     Item 601(b)(10) or Regulation S-K of SEC, or (B) that is otherwise material to the Company and its Subsidiaries, taken as a whole and has been entered into outside of the ordinary course of business consistent with past practice;

         (viii) (A) that is an Affiliate Transaction (as defined in paragraph
     (k)(iii) of the Statement of Resolution) (excluding, however, any Affiliate Transaction involving solely the Company and one or more of its Subsidiaries), or (B) that is a transaction with the Selling Shareholder, any partner in the Selling Shareholder or with any Person known by the Selling Shareholder to be an Affiliate of any such partner (excluding commercial banking, custody and insurance transactions undertaken in the ordinary course of business on arms'-length terms), excluding, however, in each case, any Contract that will terminate at Closing without penalty or further obligations upon the consummation by the parties hereto of the Transaction; or

         (ix) that is a collective bargaining or similar agreement with a labor organization representing any employees of the Company or its Subsidiaries.

         (b) Each Listed Agreement is a valid and binding obligation of at least one of the Company and its Subsidiaries (the "Company Party") and, to the knowledge of the Selling Shareholder, each other party thereto, and is enforceable against the Company Party and, to the knowledge of the Selling Shareholder, each other party thereto, in accordance with its terms, except (i) to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, subject to general principles of equity, and (ii) for such failures to be valid, binding and enforceable that do not have and could not be reasonably expected to have a Company Material Adverse Effect.

         (c) Neither the Company Party, nor to the knowledge of the Selling Shareholder, any other party thereto, is in default under any of the Listed Agreements except in each case for such defaults which do not have and could not be reasonably expected to have a Company Material Adverse Effect. None of the Company Party, nor to the knowledge of the Selling Shareholder, any other party to any Listed Agreement, has breached or provided any written notice of an intent to breach, any provision thereof, which breach does not have and could not reasonably be expected to have a Company Material Adverse Effect.

         (d) Except as listed in Section 3.15(d) of the Selling Shareholder Disclosure Schedule, there are no outstanding unresolved claims by either party under Article 8 of the Purchase and Sale Agreement dated as of June 14, 2002 relating to the sale of the TNP One Generating Station located in Robertson County, Texas.

    Section 3.16      Taxes.

         (a) For purposes of this Agreement, "Taxes" shall include any and all federal, state, county, local, foreign or other taxes or similar assessments imposed by any Governmental or Regulatory Authority, including, without limitation, all net income, alternative minimum, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance, withholding or other taxes or similar assessments of any kind whatsoever, together with any interest and penalties (civil or criminal) on or additions to any such taxes.

         (b) Except as disclosed in Section 3.16(b) of the Selling Shareholder Disclosure Schedule:

             (i) The Company and its Subsidiaries have timely filed (or there has been timely filed on their behalf) all material Tax returns and reports required to be filed by or on behalf of the Company and its Subsidiaries under applicable law. All such Tax returns and reports were and are in all material respects true, complete and correct. The Company has not requested any extension of time within which to file any Tax return or report, which Tax return or report has not since been timely filed.

             (ii) The Company and its Subsidiaries have paid all Taxes required to be paid by them that are due and payable (other than Taxes that are being contested in good faith or for which adequate reserves have been established in the Company Financial Statements.

             (iii) There are no Liens for Taxes upon the assets, properties or business of the Company or its Subsidiaries except Liens for Taxes not yet due or being contested in good faith or for which adequate reserves have been established in the most recent Company Financial Statements.

             (iv) The Company has not executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax returns or reports.

             (v) To the knowledge of the Selling Shareholder, no deficiency for any Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries that has not been resolved and, at the amount so resolved, paid in full.

             (vi) No audits or other proceedings by any Governmental or Regulatory Authority are presently pending, or, to the knowledge of the Selling Shareholder, threatened, with regard to any Taxes or tax returns or reports of the Company or any of its Subsidiaries.

             (vii) Each power of attorney currently in force that has been granted by the Company or any of its Subsidiaries concerning any Tax matter is disclosed in Section 3.16(b) of the Selling Shareholder Disclosure Schedule.

             (viii) The Company has made available to Purchaser complete and accurate copies of (i) all Tax returns or reports for open years, and any amendments thereto, filed by or on behalf of the Company or any of its Subsidiaries, (ii) all audit reports or written proposed adjustments (whether formal or informal) received from any Governmental or Regulatory Authority relating to any material Tax return or report filed by or on behalf of the Company or any of its Subsidiaries with respect to open years and (iii) any closing agreements entered into by the Company or any of its Subsidiaries.

             (ix) Neither the Company nor any of its Subsidiaries is a party to, or is bound by, or has any obligation under, any agreement relating to the allocation or sharing of Taxes (except for customary agreements to indemnify lenders or security holders) or has any liability for the Taxes of any person other than the Company and its Subsidiaries, as a transferee, or successor or otherwise (including, without limitation, any liability under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law).

             (x) None of the assets of the Company or its Subsidiaries is "tax-exempt use property" within the meaning of the Section 168(h) of the Code or "tax-exempt bond financed property" within the meaning of Section 168(g)(5) of the Code.

             (xi) Neither the Company nor its Subsidiaries has been a party to a transaction that, after the occurrence of the Closing, will cause the recognition of gain to any of them under either Section 355(d) or Section 355(e) of the Code.

             (xii) None of the Company and its Subsidiaries is a collapsible corporation within the meaning of Section 341(b) of the Code. None of the Company and its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, singly or in the aggregate, in the payment of (A) any "excess parachute payment" within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law) or (B) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign Tax law).

             (xiii) Each of the Company and its Subsidiaries has withheld and paid over to the proper Governmental or Regulatory Authority all Taxes required to be withheld and paid over under all applicable laws.

             (xiv) None of the Company and its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date.

             (xv) There are no Tax rulings, requests for rulings, or closing agreements related to the Company and its Subsidiaries which could affect any Purchased Entity's liability for Taxes for any period after the Closing Date.

         (c) Except as disclosed in Section 3.16(c) of the Company Disclosure or otherwise discussed with purchaser, neither the Company nor any of its Subsidiaries has participated in a transaction (i) subject to being reported on IRS Form 8886 (relating to certain reportable transactions) for any tax year as to which such Form is required to be filed or (ii) that would have been subject to being reported on IRS Form 8886 (A) had the reporting requirements underlying such Form been in effect as of the day following December 31, 1997 (the "Specified Date") and (B) had all "listed transactions" as of the date hereof also been listed transactions on and as of the Specified Date.

     Section 3.17 Employee Benefit Plans; ERISA. (a) Section 3.17(a) of the Selling Shareholder Disclosure Schedule lists each material employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, savings, retirement, stock purchase, stock option, stock appreciation rights, phantom stock, leave of absence, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability or other insurance, severance, change of control or other benefit plan, agreement, program or arrangement, including, but not limited to any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), entered into, established, maintained, sponsored, contributed to or required to be contributed to by the Company or its Subsidiaries for the benefit of the current or former employees or directors of the Company and existing on the date of this Agreement (each, a "Company Employee Benefit Plan").

         (b) With respect to each Company Employee Benefit Plan, to the extent applicable, complete and correct copies of the following documents have been made available to Purchaser as of the date of this Agreement: (i) all of the currently effective governing plan documents, including, but not limited to, all plan documents, trust agreements, amendments to plan documents or trust agreements, summary plan descriptions, summaries of material modifications, any material written interpretations or descriptions given to plan participants or others, any other material descriptive material delivered to plan participants, and all material annuity contracts or other material funding arrangements or instruments, (ii) the most recent Form 5500 and Schedules thereto, (iii) the most recent determination letter from the Internal Revenue Service ("IRS") related to qualification under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), (iv) the most recent financial statements, and
(v) the most recent actuarial reports.

         (c) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, as disclosed in Section 3.17(c) of the Selling Shareholder Disclosure Schedule or as would not have a Company Material Adverse Effect, (i) each Company Employee Benefit Plan is in compliance with applicable law, including without limitation ERISA and the Code, (ii) each Company Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS in which the IRS has found the Company Employee Benefit Plan to be qualified for favorable tax treatment under Section 401(a) of the Code and the related trust to be exempt from tax pursuant to Section 501(a) of the Code and, to the knowledge of the Selling Shareholder, no circumstances exist that would be likely to result in the disqualification of any such Company Employee Benefit Plan.

         (d) Except as disclosed in Section 3.17(d) of the Selling Shareholder Disclosure Schedule, the execution of, and performance of the transactions contemplated in, this Agreement (either alone or upon the occurrence of any additional or subsequent events) will not result in any additional or enhanced payment or benefit to any director, officer, employee former employee or former officer of the Company or its Subsidiaries under any Company Employee Benefit Plan.

         (e) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 3.17(e) of the Selling Shareholder Disclosure Schedule, no Company Employee Benefit Plan provides material benefits under any life, medical or health Plan to retirees or other terminated employees, other than as required under the health care continuation provisions of Part 6 of Title I of Subtitle I of ERISA and Section 4980B of the Code ("COBRA") or other applicable law.

         (f) Neither the Company nor any Subsidiary contributes to, ever has contributed to, or ever has been required to contribute to any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA or has any liability (including withdrawal liability) under any multiemployer plan.

         (g) No "reportable event" (as such term is used in Section 4043 of ERISA) or "accumulated funding deficiency" (as such term is defined in section 412 or 4971 of the Code) has occurred with respect to any Company Employee Benefit Plan, whether or not waived, that, in either case, reasonably could be expected to result in a Company Material Adverse Effect.

         (h) Neither the Company nor its Subsidiaries has any material liability to the Pension Benefit Guaranty Corporation (the "PBGC") other than for the payment of premiums in the ordinary course, and, to the knowledge of the Selling Shareholder, no circumstances exist that reasonably could be expected to result in any such material liability.

         (i) Other than routine claims for benefits and claims that reasonably could not be expected to result in a Company Material Adverse Effect, the Selling Shareholder does not have any knowledge of any pending or threatened disputes or lawsuits which have been asserted or instituted against any of the Company Employee Benefit Plans, the assets of the trust or funds under the Company Employee Benefit Plans, the sponsor or administrator of any of the Company Employee Benefit Plans, or against any fiduciary of any of the Company Employee Benefit Plans with respect to the operation of such Company Employee Benefit Plan. The Selling Shareholder has delivered to Purchaser copies of all correspondence regarding any pending or threatened claim against any Company Employee Benefit Plan or the Company or any Subsidiary regarding any matter related to any Company Employee Benefit Plan where such pending or threatened claim could reasonably expected to result in a Company Material Adverse Effect.

         (j) To the knowledge of the Selling Shareholder, neither the Company nor its Subsidiaries have made any written or oral representation to any employee or former employee of the Company (i) promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA), or (ii) concerning the employee benefits of Purchaser unless approved or provided by Purchaser.

         (k) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Selling Shareholder does not have any knowledge of, and has not received written notice of, any pending investigation or pending enforcement action by the PBGC, the Department of Labor (the "DOL"), the IRS, or any Governmental or Regulatory Authority with respect to any of the Employee Benefit Plans. The Company has delivered to Purchaser copies of all material correspondence with the IRS, the DOL, the PBGC, or any other Governmental or Regulatory Authority regarding any pending investigation or enforcement action.

     Section 3.18 Labor Matters. (a) Except as disclosed in Section 3.18(a) of the Selling Shareholder Disclosure Schedule, there are no controversies pending or, to the knowledge of the Selling Shareholder, threatened between the Company or any of its Subsidiaries and any representatives of their respective employees, and, to the knowledge of the Selling Shareholder, there are no organizational efforts presently being made involving any of the now unorganized employees of the Company or any of its Subsidiaries. Since December 31, 2000, there has been no work stoppage, strike or other concerted action by employees of the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

         (b) Except as disclosed in Section 3.18(b) of the Selling Shareholder Disclosure Schedule, to the knowledge of the Selling Shareholder, no current or former employee has made, or has threatened to make, any claim against the Company or any of its Subsidiaries or filed any complaint or charge with the U.S. Equal Employment Opportunity Commission, any state or local fair employment agency, any federal, state or local Department of Labor, any federal, state or local governmental agency or unit responsible for enforcing any laws, rules or regulations enacted for the protection of employees or any other Governmental or Regulatory Authority or any agency or organization providing an alternative dispute resolution mechanism for disputes or claims of current or former employees that has not been finally resolved.

     Section 3.19 Environmental Matters. Except as disclosed in Section 3.19 of the Selling Shareholder Disclosure Schedule and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the knowledge of the Selling Shareholder:

         (a) (i) Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Environmental Laws (as hereinafter defined); and

              (ii) Neither the Company nor any of its Subsidiaries has received any written communication from any person or Governmental or Regulatory Authority that alleges that the Company or any of its Subsidiaries is not in such compliance with applicable Environmental Laws.

         (b) Each of the Company and its Subsidiaries has obtained all permits and other governmental authorizations (collectively, the "Environmental Permits") necessary under applicable Environmental Laws for the construction of its facilities and the conduct of its operations, as applicable, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company and its Subsidiaries are in compliance with all terms and conditions of the Environmental Permits.

         (c) There is no Environmental Claim (as hereinafter defined) pending:

              (i) against the Company or any of its Subsidiaries;

              (ii) against any person or entity whose liability for any such Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law; or

              (iii) against any real or personal property or operations which the Company or any of its Subsidiaries owns, leases or manages, in whole or in part.

         (d) There have not been any Releases (as hereinafter defined) of any Hazardous Material (as hereinafter defined) that would be reasonably likely to form the basis of any material Environmental Claim against the Company or any of its Subsidiaries, or against any person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed by contract, other agreement or by operation of law.

         (e) The Selling Shareholder has disclosed to Purchaser all material facts of which it is aware that it reasonably believes are likely to form the basis of an Environmental Claim against the Company or any of its Subsidiaries arising from (x) current environmental remediation obligations of the Company, its Subsidiaries or such remediation obligations known to be required in the future under any applicable Environmental Law, or (y) any other investigatory, remedial or corrective obligation of the Company or its Subsidiaries required under any applicable Environmental Law.

         (f) As used in this Section 3.19:

              (i) "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demand letters, directives, claims, liens, investigations or written notices alleging liability under or violation of any applicable Environmental Law by any person or entity (including any Governmental or Regulatory Authority) including, without limitation, claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials;

              (ii) "Environmental Laws" means all current Federal, state and local laws, rules and regulations relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the generation, use, treatment, storage, disposal, transport or handling of Hazardous Materials;

              (iii) "Hazardous Materials" means any petroleum or petroleum products, radioactive materials, asbestos, polychlorinated biphenyls, and any other chemical, material, substance or waste, in each case above, regulated under any applicable Environmental Law; and

              (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal or leaching or migration into the environment.

         (g) This Section 3.19 contains the sole and exclusive representations and warranties of the Selling Shareholder with respect to environmental, health and safety matters including without limitation all matters arising under Environmental Laws; provided however, nothing in this Section 3.19(g) shall exclude from the definition of Company Material Adverse Effect any state of facts, change, development, event, effect, condition or occurrence that gave rise to, contributed to or resulted from an environmental, health or safety matter if it would otherwise fall within definition of Company Material Adverse Effect.

     Section 3.20 Regulation as a Utility. The Company is exempt from all provisions (other than section 9(a)(2)) of the requirements of the Public Utility Holding Company Act of 1935, as amended ("PUHCA"), pursuant to the provisions of section 3(a)(1) in accordance with Rule 2 of the SEC under PUHCA.
Section 3.20 of the Selling Shareholder Disclosure Schedule sets forth a list of each Subsidiary of the Company which either (i) is a "public utility company" under PUHCA, (ii) qualifies as an exempt wholesale generator under PUHCA or as a "qualifying facility" under the Public Utility Regulatory Policies Act of 1978,
(iii) is a "public utility" under the Power Act or (iv) is a "public utility" or is franchised to provide any utility services under any applicable state law.

     Section 3.21 Insurance. Except as disclosed in Section 3.21 of the Selling Shareholder Disclosure Schedule, each of the Company and its Subsidiaries is, and has been continuously since December 31, 2001, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the business conducted by the Company and its Subsidiaries during such time period. Except as disclosed in Section 3.21 of the Selling Shareholder Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of the Company or any of its Subsidiaries.

     Section 3.22 Intellectual Property Rights. The Company and its Subsidiaries have and shall continue to have all necessary right, title and interest in, or a valid and binding license to use, all Intellectual Property (as defined below) individually or in the aggregate material to the conduct of the businesses of the Company and its Subsidiaries taken as a whole, prior to Closing. Except as disclosed in Section 3.22 of the Selling Shareholder Disclosure Schedule, neither the Company nor any Subsidiary of the Company is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, and no consent or approval is required to be obtained from any owner of the Intellectual Property in order to consummate the transactions contemplated hereby, and to the Selling Shareholder's knowledge such Intellectual Property is not being infringed by any third party, and to the Selling Shareholder's knowledge neither the Company nor any Subsidiary of the Company is infringing any Intellectual Property of any third party, except for such defaults and infringements which, individually or in the aggregate, could not be reasonably expected to have a Company Material Adverse Effect. For purposes of this Agreement, "Intellectual Property" means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing.

     Section 3.23 Brokers or Finders. Selling Shareholder represents, as to itself and its Subsidiaries, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee from Selling Shareholder or any of its Subsidiaries in connection with any of the transactions contemplated by this Agreement, except Goldman, Sachs, & Co., whose fees and expenses will be paid by the Company in accordance with this Agreement and the agreement with such firm (a true and complete copy of which has been delivered by the Selling Shareholder to Purchaser prior to the execution of this Agreement).

     Section 3.24 Derivative Instruments and Hedging Activities. (a) For purposes of this Section 3.24, (i) a "Derivative Instrument" is any financial instrument or other contract that is accounted for as such under SFAS 133, as amended by SFAS 149, irrespective of whether or not such instrument or contract has been designated as a hedging instrument, (ii) a "Normal Purchase or Normal Sale Instrument" is any commodity contract, or component thereof, which qualifies for the normal purchase and sale exception provided by SFAS 133, as amended by SFAS 149, and (iii) "Risk Management Instruments" shall mean each instrument, contract or binding commitment to which the Company or any Subsidiary is a party which is a Derivative Instrument or a Normal Purchase or Normal Sale Instrument.

         (b) All Risk Management Instruments entered into for the account of the Company or any of its Subsidiaries were entered into in accordance with (i) established risk management policies approved by the Company's Board of Directors (the "Risk Management Policies"), as in effect when such Risk Management Instruments were entered into, (ii) applicable rules, regulations and policies of any Governmental or Regulatory Authority, and (iii) as applicable, section 5.11 ("Section 5.11") of the Company's $112.5 million amended and restated credit agreement dated as of August 28, 2003 (as amended, the "Credit Agreement").

         (c) The Company has provided Purchaser with (i) a reasonably complete and correct description of the Risk Management Policies and (ii) complete and correct copies of all periodic compliance reports delivered to the lenders pursuant to Section 5.11. The Risk Management Policies contain a reasonably complete and correct description of the practice of the Company and its Subsidiaries with respect to Risk Management Instruments, as of the date of this Agreement.

         (d) Section 3.24 of the Selling Shareholder Disclosure Schedule contains a complete list of each presently effective Risk Management Instrument. The Company has made available to Purchaser true and correct copies of each Risk Management Instrument which is not otherwise a Listed Agreement.

         (e) Schedule 3.24 of the Selling Shareholder Disclosure Schedule describes any collateral or other security arrangements (including, but without limitation, letters of credit) that has been posted with or by any counterparty to any Risk Management Instrument. In each case the amount and nature of the collateral or other security has been properly calculated in accordance with or received from the applicable Risk Management Instruments and there are no outstanding unresolved claims or demands for additional collateral or security.
Schedule 3.24 of the Selling Shareholder Disclosure Schedule also describes as of July 16, 2004, (i) the collateral or other margining arrangements (grouped by counter party) with respect to each Risk Management Instrument other than the Risk Management Instruments with Constellation Power Source, Inc. (the "Non-CPS Risk Management Instruments"), and (ii) with respect to the Non-CPS Risk Management Instruments, the results of the Company's stress test analysis showing the impact of relative price movements on required levels of collateral or other margin.

         (f) All Risk Management Instruments have been properly identified and accounted for as hedging transactions for federal income tax purposes to the extent required by applicable laws or GAAP.

         (g) Schedule 3.24 of the Selling Shareholder Disclosure Schedule describes any collateral, netting, margining or other risk management documents, instruments, annexes, agreements or similar arrangements entered into for purposes of enhancing a party's credit position pursuant to one or more Risk Management Instruments, including, without limitation, netting agreements, credit support agreements and margining agreements.

     Section 3.25 Certain Change of Control Payments. Section 3.25 of the Selling Shareholder Disclosure Schedule sets forth the maximum cash payment and other amounts that could become payable (other than gross-up payments in respect of excise taxes and/or income taxes) by Purchaser, the Company or any of its Subsidiaries to, or for the benefit of, the officers and employees of the Company and its Subsidiaries set forth therein, in consequence of the "change of control" and/or termination without cause or with good reason provisions in the employment and related agreements with the Company or any of its Subsidiaries. The representation and warranty in this Section 3.25 shall survive the Closing for purposes of the provisions of Article II hereof.

                                   Article IV

                   REPRESENTATIONS AND WARRANTIES OF Purchaser

         The disclosure schedule delivered by Purchaser to the Selling Shareholder on or before the date of this Agreement (the "Purchaser Disclosure Schedule") shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV and the disclosure in any paragraph shall qualify other paragraphs in this Article IV, if any, to the extent such disclosure is reasonably determinable to be applicable to such other paragraphs.

         Purchaser represents and warrants to the Selling Shareholder as follows:

Section 4.01 Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of New Mexico and has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so formed, existing and in good standing or to have such power and authority which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on Purchaser and its Subsidiaries taken as a whole. Purchaser has previously delivered or made available to the Company correct and complete copies of its articles of incorporation and bylaws.

     Section 4.02 Capital Stock; etc. (a) The authorized capital stock of Purchaser consists solely of 130,000,000 shares, of which 120,000,000 is Purchaser Common Stock and 10,000,000 of which is preferred stock, no par value, of Purchaser ("Purchaser Preferred"). As of June 30, 2004, (i) 61,067,925 shares of Common Stock were issued and outstanding (after giving effect to a 3-for-2 stock split which became effective June 14, 2004) and (ii) no shares of Purchaser Preferred were issued and outstanding. Except as disclosed in Section
4.02 of Purchaser Disclosure Schedule, since June 30, 2004 and through the date hereof, there has been no change in the number of issued and outstanding shares of Purchaser Common Stock. All of the issued and outstanding shares of Purchaser Common Stock are duly authorized, validly issued and fully paid and non-assessable.

         (b) The copies of Purchaser's Restated Articles of Incorporation (the "Purchaser Charter") and by-laws (the "Purchaser By-Laws") that are included as exhibits to Purchaser's Form 10-K for the year ended December 31, 2001 in the case of Purchaser Charter and for the year ended December 31, 2002 in the case of Purchaser By-Laws are complete and correct copies thereof. Purchaser Charter and Purchaser By-Laws are in full force and effect.

     Section 4.03 Power and Authority. Purchaser has the requisite corporate or other power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly approved by all necessary corporate or other action and no other proceedings on the part of Purchaser or its shareholders are necessary to authorize the execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby.

     Section 4.04 Binding Effect. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement by the Selling Shareholder, constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

     Section 4.05 Non-Contravention; Approvals and Consents. (a) The execution and delivery of this Agreement by Purchaser do not, and the performance by Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Purchaser or any of Purchaser's Subsidiaries under, any of the terms, conditions or provisions of (i) the organizational documents of Purchaser or the certificates or articles of incorporation or bylaws (or other comparable charter documents) of any of Purchaser's Subsidiaries, or (ii) subject to the taking of the actions described in paragraph (b) of this Section, (x) any laws existing on the date hereof or orders of any Governmental or Regulatory Authority applicable to Purchaser or any of Purchaser's Subsidiaries or any of their respective assets or properties, or (y) any Contracts to which Purchaser or any of

Purchaser's Subsidiaries is a party or by which Purchaser or any of Purchaser's Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

         (b) Except (i) for the filing of the Notification and Report, (ii) for
(x) the approval of, or the making of a public interest determination by, the PUCT under Texas law, to the extent required by the Texas Public Utility Regulatory Act and for (y) the approval of the NMPRC under New Mexico law, to the extent required by the New Mexico Public Utility Act, (iii) for approval of the FERC pursuant to an application made under Section 203, and any other pertinent section of or regulation under the Power Act or an order of the FERC under the Power Act disclaiming jurisdiction over this Agreement, (iv) for an approval order of the SEC under section 9(a)(2) of PUHCA and otherwise under PUHCA as may be required to effect the Transaction and issue securities to provide funding for the repayment of the Credit Agreement and the redemptions contemplated by Section 6.07 (collectively, the "Overall Transaction"), (v) for the approval of the FCC on the application for transfer of control of the Company's licenses under Section 310(d) of the Communications Act, and (vi) as disclosed in Section 4.05 of Purchaser Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which Purchaser or any of its Subsidiaries is a party or by which Purchaser or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

         (c) In connection with its becoming the holding company for Public Service Company of New Mexico ("PNM"), Purchaser and PNM became subject to the order dated June 28, 2001, as amended December 18, 2001 (collectively, the "Holding Company Order") of the NMPRC under which Purchaser and PNM each made a number of commitments concerning, among other things, Purchaser's activities. Such commitments, individually and in the aggregate, could not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement. Purchaser has previously delivered or made available to the Selling Shareholder a correct and complete copy of the Holding Company Order. Neither Purchaser nor PNM have made further commitments concerning Purchaser's activities that would have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

         (d) As disclosed in Purchaser SEC Reports (as defined below), Purchaser has been advised by the Office of Public Utility Regulation of the SEC that it should file to become a registered holding company under PUHCA. Purchaser has announced that it will comply with that determination. Purchaser presently expects that it will effect its registration under section 5(a) of PUHCA not later than December 31, 2004. Until such registration is effected, Purchaser is exempt from all provisions (other than section 9(a)(2)) of the requirements of PUHCA, pursuant to the provisions of section 3(a)(1) in accordance with Rule 2 of the SEC under PUHCA.

     Section 4.06 Purchaser SEC Reports; Financial Statements, Etc. (a) Purchaser has delivered or made available to the Selling Shareholder prior to the execution of this Agreement a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by Purchaser or any of its Subsidiaries with the SEC since December 31, 2002 through the date hereof (as such documents have since the time of their filing been amended or supplemented, the "Purchaser SEC Reports"), which are all the documents (other than preliminary material) that Purchaser and its Subsidiaries were required to file with the SEC since December 31, 2002. As of their respective dates, Purchaser SEC Reports (including all financial statement and schedules included therein) (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) The audited consolidated financial statements and unaudited interim consolidated financial statements of the Purchaser that are included in the Purchaser SEC Reports (the "Purchaser Financial Statements") have been prepared in accordance with GAAP consistently applied (except as may be indicated therein or in the notes thereto and except that with respect to unaudited statements to the extent permitted by Form 10-Q of the Exchange Act) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to the Purchaser and it Subsidiaries taken as a whole)) in all material respects the financial condition, results of operation and cash flows of the applicable reporting company of, and for, the reporting period therein presented.

     Section 4.07 Absence of Certain Changes or Events. Except as disclosed in the Purchaser SEC Reports or as set forth in Section 4.07 of the Purchaser Disclosure Schedule, (a) since December 31, 2003, there has not been any change, event or development having, or that could be reasonably expected to have, individually or in the aggregate, a material adverse effect on the Purchaser and it Subsidiaries taken as a whole, and (b) between such date and the date hereof the Purchaser and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice.

     Section 4.08 Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the Purchaser Financial Statements, or as disclosed in Section 4.08 of the Purchaser Disclosure Schedule, neither the Purchaser nor any of its Subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Purchaser and its consolidated Subsidiaries (including the notes thereto), except liabilities or obligations
(i) which were incurred in the ordinary course of business consistent with past practice or, (ii) which have not had, and could not be reasonably expected to have, individually or in the aggregate, a material adverse effect on the Purchaser and it Subsidiaries taken as a whole.

     Section 4.09 Financing. As of the date hereof, Purchaser has, and at the Closing, Purchaser will have, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder. The obligations of Purchaser hereunder are not subject to any conditions regarding the ability of Purchaser to obtain financing for the consummation of the transactions contemplated herein.

     Section 4.10 Legal Proceedings. There are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting, nor to the knowledge of Purchaser are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, Purchaser or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement, and neither Purchaser nor any of its Subsidiaries is subject to any order of any Governmental or Regulatory Authority which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

     Section 4.11 Investment Intent. Purchaser is an "accredited investor" as such term is defined in Rule 501(a) promulgated under the Securities Act and is acquiring the Company Common Stock for its own account and for investment purposes and not with a view to the sale or other distribution of the Company Common Stock in a transaction that would violate the registration requirements of the Securities Act.

     Section 4.12 Brokers or Finders. Except as otherwise disclosed in Section
4.12 of Purchaser Disclosure Schedule, Purchaser represents, as to itself and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

     Section 4.13 Shareholder Approval. The issuance of shares of Purchaser Common Stock in connection with the Transaction and the Overall Transaction does not, and the transactions contemplated hereby or thereby do not, require approval of the stockholders of Purchaser.

                                   Article V

                      COVENANTS OF THE SELLING SHAREHOLDER

Section 5.01 Covenants of the Selling Shareholder. The Selling Shareholder covenants and agrees that, during the period from the date hereof to the Closing (except as disclosed in Section 5.01 of the Selling Shareholder Disclosure

Schedule, expressly contemplated or permitted by this Agreement, or to the extent that Purchaser shall otherwise previously consent in writing):

         (a) The Selling Shareholder shall cause the Company and its Subsidiaries to (i) conduct their respective businesses only in, and neither the Company nor any such Subsidiary shall take any action except in, the ordinary course consistent with past practice and (ii) use all commercially reasonable efforts to comply with the provisions of this Agreement and provide for the truthfulness of its representations and warranties on and as of the Closing Date.

         (b) Without limiting the generality of paragraph (a) of this Section:

         (i) the Selling Shareholder shall cause the Company and its Subsidiaries to use all commercially reasonable efforts to preserve intact in all material respects their present business organizations and reputation, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to use commercially reasonable efforts to preserve in all material respects their relationships with Governmental and Regulatory Authorities, customers, suppliers, licensors, licensees, distributors, and others having significant business dealings with them and to comply in all material respects with TNMP's Code of Conduct and all laws and orders of all Governmental or Regulatory Authorities applicable to them; provided that no action by the Company or its Subsidiaries, with respect to matters specifically addressed by any provision of
Section 5.01(b)(ii), shall be deemed a breach of this Section 5.01(b)(i), unless such action would also constitute a breach of one or more other provisions of
Section 5.01(b)(ii); and

         (ii) without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, the Selling Shareholder shall not permit the Company or any of its Subsidiaries to:

         (A) amend or propose to amend their respective Governing Instruments;

         (B) (1) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or other ownership interests, except that the Company may continue the declaration and payment of regular non-cash dividends on the Series C Preferred Stock and the Series D Preferred Stock in accordance with the terms thereof, with usual record and payment dates for such dividends in accordance with past dividend practice, and except for the declaration and payment of dividends or distributions by a wholly-owned Subsidiary solely to the Company or another wholly-owned Subsidiary, (2) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect to in lieu of or in substitution for shares of its capital stock or (3) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

         (C) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any Option with respect thereto except for shares issued pursuant to the terms of the Series C Preferred Stock and Series D Preferred Stock;

         (D) except to the extent provided for in (1) the most recent business plan and operating and capital budgets approved by the Company's Board of Directors for calendar year 2004 and (2) the business plan and operating and capital budgets for calendar year 2005 to be approved as described in Section 5.01(d) (collectively, the "Company Budget"), acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets (other than inventory and other assets to be sold or used in the ordinary course of business consistent with past practice);

         (E) except as set forth in Section 5.01(b)(ii)(E) of the Selling Shareholder Disclosure Schedule and other than dispositions in the ordinary course of its business consistent with past practice of assets which are not, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties, except to the extent provided for in the Company Budget or as permitted by Section 5.01(b)(ii)(O);

         (F) except to the extent required by applicable law or in response to the rules of any Governmental or Regulatory Authority, or to the extent provided for in the Company Budget, or, with respect to departures from pricing, marketing and credit policies, as necessary in the ordinary course of the Company's business consistent with its past practices to enable the Company to remain competitive (and without (X) fundamentally changing its underlying pricing, marketing and credit policies or (Y) exceeding the limits imposed by the Company's Risk Management Policies): (x) permit any material change in (A) any pricing, marketing, purchasing, investment, accounting (unless required by changes in GAAP after the date hereof), financial reporting, inventory, credit, allowance or tax practice or policy or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes; or (y) make any material tax election or settle or compromise any material income tax liability with any Governmental or Regulatory Authority;

         (G) (x) except as set forth in Section 5.01(b)(ii)(G) of the Selling Shareholder Disclosure Schedule or to the extent provided for in the Company Budget, incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any material indebtedness for borrowed money or guarantee any such indebtedness (net of any amounts of any such indebtedness discharged during such period), or (y) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any material indebtedness for borrowed money, except to the extent consistent with past practice (1) drawings under credit lines existing at the date of this Agreement or renewals or replacements thereof and (2) obligations evidenced by debt securities issued by a Subsidiary of the Company for the purpose of financing investments or capital expenditures permitted under this Agreement or refinancing existing indebtedness of such Subsidiary on terms no less favorable to such Subsidiary;

         (H) except as set forth in Section 5.01(b)(ii)(H) of the Selling Shareholder Disclosure Schedule and except to the extent required by applicable law or by the rules of any Governmental or Regulatory Authority (in any such case, with prior notice to Purchaser), enter into or, except as may be required by applicable law, adopt, amend or terminate any Company Employee Benefit Plan, or other agreement, arrangement, plan or policy between the Company or one of its Subsidiaries and one or more of its directors, officers or employees, or, except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not permitted by any plan or arrangement in effect as of the date hereof;

         (I) enter into any Contract or, except as may be required by applicable law, amend or modify in any material respect any existing Contract, or engage in any new transaction outside the ordinary course of business consistent with past practice or not on an arm's length basis, with any affiliate of the Company or any of its Subsidiaries; provided, however, the Company or any of its Subsidiaries may enter into Risk Management Instruments in compliance with the Company's Risk Management Policies (as in effect on the date hereof);

         (J) willfully take or fail to take any action that would or is reasonably likely to result (i) in a material breach of any provision of this Agreement, or (ii) any representation or warranty set forth in Article III of this Agreement being untrue on and as of the Closing Date;

         (K) initiate any material actions, suits, arbitrations or proceedings other than in the ordinary course of business consistent with past practice;

         (L) make any capital expenditures or commitments for additions to plant, property or equipment constituting capital assets, except (1) as may be required by any law, (2) as reasonably deemed necessary by the Company to replace or repair property following unanticipated loss or damage to such property and (3) as contemplated by the Company Budget, provided that (I) in 2004, the Company and its Subsidiaries may make or authorize capital expenditures in excess of such capital budget and in excess of the per project amounts budgeted therein so long as such capital expenditures neither (x) cause or would be reasonably likely to cause capital expenditures for 2004 to exceed the aggregate 2004 capital budget by more than $2,500,000 in the aggregate nor
(y) exceed the budget specified for any individual project contemplated by the 2004 capital budget by more than $250,000 (or exceed $1,000,000 in total for any project not contemplated by the 2004 capital budget) and (II) in 2005, the Company and its subsidiaries may make or authorize aggregate capital expenditures in an amount not to exceed $40,000,000;

         (M) make any change in the lines of business in which it participates or is engaged;

         (N) except as may be required by applicable law, agree or consent to any material agreements or modifications of (i) material existing agreements with any Government or Regulatory Authority in respect of the operations of their businesses, or (ii) material rates, charges, service agreements or other like agreements filed with and subject to approval by any Governmental or Regulatory Authority, except where following discussion with the relevant authority such agreements or modifications are imposed upon the Company;

         (O) grant Liens or other restrictions on cash or cash equivalents in an amount exceeding $2,500,000, in the aggregate, such that the cash or cash equivalents become unavailable to the Company or Subsidiary of the Company for use in their day-to-day operations, in each case except in an amount and to counterparties consistent with practices of the Company in effect on the date hereof (in conformity, nevertheless, with the Risk Management Policies of the Company); or

         (P) enter into any Contract, commitment or arrangement to do or engage in any of the foregoing.

         (c) Advice of Changes. The Selling Shareholder shall cause the Company to confer on a regular and frequent basis with Purchaser with respect to the Company's business and operations and other matters relevant to the Transaction, and shall promptly advise Purchaser, orally and in writing, of any change or event having, or which, insofar as can be reasonably foreseen, could have, a Company Material Adverse Effect; provided that the Company shall not be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable law. The Company shall provide Purchaser with copies of all amendments to the Credit Agreement or any other Listed Agreement to the extent providing such copies would not constitute a violation of applicable law or contractual confidentiality obligations.

         (d) 2004/2005 Budgets. Attached as Schedule 5.01(d) to the Selling Shareholder Disclosure Schedule are certain forecasts of the capital budgets of TNMP and First Choice for calendar year 2005 (the "Forecast"). Also attached as part of such Schedule 5.01(d) is the Company Budget as approved and in effect on the date hereof. As part of the process of developing the Company Budget for calendar year 2005, the capital budget shall, unless Purchaser shall otherwise consent, (A) be developed in conformity with the Forecast and (B) be subject to the limitation expressed in Section 5.01(b)(ii)(L)(II). The Company's practice is to prepare and present to its Board of Directors the business plan and operating and capital budgets for a calendar year in the last two months of the preceding calendar year with the Board of Directors approval occurring during the first two months of the calendar year in question. In preparing the Company Budget for 2005 for approval by the Board of Directors, the Selling Shareholder shall cause the Company to provide the Purchaser with the opportunity to review and comment on the proposed Company Budget for 2005 prior to approval by the Company's Board of Directors.

     Section 5.02 No Solicitations. Prior to the Closing Date, the Selling Shareholder agrees (a) that neither it nor any of its Subsidiaries shall, and it shall use its best efforts to cause their respective Representatives (as defined below) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, consolidation or other business combination including the Company or any of its Subsidiaries or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of (i) all or any significant portion of the assets of the Company and its Subsidiaries taken as a whole, (ii) 10% or more of the outstanding shares of Company Common Stock or (iii) 10% of the outstanding shares of the capital stock of any Subsidiary of the Company owned by the Company or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Alternate Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or group relating to an Alternate Proposal (excluding the transactions contemplated by this Agreement), or otherwise facilitate any effort or attempt to make or implement an Alternate Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any of the foregoing, and it will take the necessary steps to inform such parties of its obligations under this Section; and (c) that it will notify Purchaser immediately if any such inquiries, proposals or offers are received by, any such information requested from, or any such negotiations or discussions are sought to be initiated or continued with, it or any of such persons or groups.

     Section 5.03 Certain Third Party Agreements. During the period from the date of this Agreement through the Closing Date, neither the Selling Shareholder nor any of its Subsidiaries shall terminate, amend, modify or waive any material provision of any confidentiality or standstill agreement to which it is a party or in respect of which it is a primary, intended beneficiary. During such period, the Selling Shareholder shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

                                   Article VI

                              ADDITIONAL AGREEMENTS

Section 6.01 Access to Information; Confidentiality. (a) The Selling Shareholder shall, and shall cause the Company and each of its Subsidiaries to, throughout the period from the date hereof to the Closing Date, (i) provide Purchaser and, at Purchaser's request, its Representatives with full access to the Company's and the Subsidiaries' facilities, upon reasonable prior notice and during normal business hours, and to all officers, employees, agents and accountants of the Company and its Subsidiaries and their respective assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company and its Subsidiaries, and (ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by the Company or any of its Subsidiaries pursuant to the requirements of federal or state securities laws and each material report, statement, schedule or other document filed with any Governmental or Regulatory Authority, and (y) all other information and data (including, without limitation, copies of Contracts, Company Employee Benefit Plans and other books and records) concerning the business and operations of the Company and its Subsidiaries as Purchaser or any of such other persons reasonably may request.

         (b) Any such information or material obtained pursuant to this Section
6.01 shall constitute "Evaluation Material" (as such term is defined in the confidentiality letter agreement dated as of April 2, 2004 between the Company and Purchaser, among others, the "Confidentiality Agreement") and Purchaser hereby agrees to be bound by the terms, provisions and obligations of the Confidentiality Agreement.

         (c) No information or material provided pursuant to this Section 6.01, nor any investigation or analysis by Purchaser or any of its Representatives pursuant to this Section 6.01 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties.

     Section 6.02 Regulatory and Other Third Party Approvals. Subject to the terms and conditions of this Agreement, each of the Selling Shareholder and Purchaser will proceed diligently and in good faith to, as promptly as practicable, (i) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other third parties required of Purchaser, the Company or any of their Subsidiaries to consummate the transactions contemplated hereby and the other matters contemplated hereby, including obtaining the approval of, or a public interest determination by, the PUCT under Texas law, to the extent required by the Texas Public Utility Regulatory Act, and the approval of the NMPRC under New Mexico law, to the extent required by the New Mexico Public Utility Act, and complying with the filing and approval requirements of the FERC under the Power Act, the SEC under PUHCA (including under section 9(a)(2)), and the FCC under Section 310(d) of the Communications Act, and the approvals set forth in Section 6.02 of the Selling Shareholder Disclosure Schedule, and (ii) provide such other information and communications to such Governmental or Regulatory Authorities or other third parties as the other party or such Governmental or Regulatory Authorities or other third parties may reasonably request in connection therewith. In addition to and not in limitation of the foregoing, each of the parties will (x) take promptly all actions necessary to make the filings required of Purchaser and the Company or their respective affiliates under the HSR Act, (y) comply at the earliest practicable date with any request for additional information received by such party or its affiliates from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the HSR Act, and (z) cooperate with the other parties in connection with such other parties' filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Agreement or the other matters contemplated by this Agreement commenced by either the FTC or the Antitrust Division or state attorneys general.

     Section 6.03 ERISA; Employment Matters. (a) Although the Purchaser, the Company or its Subsidiaries have no obligation to continue the employment of any employee of the Company or its Subsidiaries (a "Transferred Employee") after the Closing, from and after the Closing Date until the first anniversary thereof, the Purchaser shall cause the Company or its Subsidiaries to provide each Transferred Employee who is actively employed by the Purchaser, the Company or their Subsidiaries with salary and employee benefits, including eligibility for retirement and health/welfare benefits, that are no less favorable in the aggregate than those provided by the Company and its Subsidiaries to such individuals prior to the Closing Date.

         (b) With respect to any group health care plan or program of Purchaser or its Subsidiaries in which a Transferred Employee becomes eligible to participate as of the Closing Date, such Transferred Employee shall (i) receive credit for any deductibles, co-pays or other out-of-pocket expenses paid under the corresponding group health care plan or program of the Company or its Subsidiaries and (ii) not be subject to any pre-existing condition limitations to the extent that such pre-existing condition limitation did not apply to such Transferred Employee under the corresponding group health plan or program of the Company or its Subsidiaries.

         (c) Purchaser and its Subsidiaries shall recognize all service with the Company and its Subsidiaries rendered by a Transferred Employee as if it were service with Purchaser for purposes of eligibility and vesting under any plan or program of Purchaser or its Subsidiaries in which such Transferred Employee becomes eligible to participate. Transferred Employees will not receive service credit for purposes of benefit accrual (i.e., for purposes of determining the accrued benefit under a defined benefit pension plan or for purposes of determining the amount of a participant's account under a defined contribution plan) under the Purchaser's plans and programs since the Transferred Employees are entitled to benefits under the Company Employee Benefit Plans for such periods of service.

         (d) From and after the Closing Date, Purchaser shall cause the Company or its Subsidiaries to honor, pay and perform all of its covenants and obligations under, and in accordance with the existing terms of, all employment, severance, termination and similar agreements between the Company and its Subsidiaries and any officer, director or employee thereof that are listed on
Section 3.17(a) of the Selling Shareholder Disclosure Schedule.

         (e) During the sixty (60) days following the Closing Date, Purchaser shall not cause or allow the Company or any Subsidiary to take any action or series of actions with respect to employees of the Company which action, or series of actions, would constitute either a "Plant Closing" or "Mass Layoff" under the Worker Adjustment Retraining Notification Act, 29 U.S.C. Section 2101 et seq. and/or any applicable state law governing layoff notification.

         (f) During the period from the date hereof to the Closing Date, the Selling Shareholder shall cause the Company and its Subsidiaries to work in good faith with the Purchaser, at Purchaser's cost, to develop retention or other benefit programs that are reasonably requested by the Purchaser. Any such retention and other benefits programs implemented shall not be considered to be in effect for any purpose under any other provision of this Agreement, including but not limited to, the representations in Article III hereof and the calculation of the Purchase Price in Article II hereof.

         (g) During the period from the date hereof to the Closing Date, (i) the Selling Shareholder shall cause the Company to cooperate with Purchaser to prepare and distribute materials to, and otherwise communicate with the employees of the Company or its Subsidiaries regarding employee retention and employment opportunities with the Purchaser, the Company or their Subsidiaries following Closing and (ii) to the extent permitted by applicable law, the Selling Shareholder shall cause the Company and its Subsidiaries to make the personnel records of the Company and its Subsidiaries available to the Purchaser.

         (h) Nothing in this Section 6.03 shall preclude the Purchaser, the Company or their Subsidiaries from (i) amending or terminating any Company Employee Benefit Plan, (ii) merging any Company Employee Benefit Plan with or into any benefit plan or program sponsored by the Purchaser or (iii) terminating the employment of any Transferred Employee, following the Closing Date.

     Section 6.04 Directors' and Officers' Indemnification and Insurance. (a) From and after the Closing Date and until the fourth anniversary of the Closing Date and for so long thereafter as any claim for indemnification asserted on or prior to such date has not been fully adjudicated, the Purchaser shall, and shall cause the Company and the Company's Subsidiaries to, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, a director or officer of the Company or any of its Subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs and expenses (including reasonable attorneys' fees), liabilities, judgments and settlement amounts that are paid or incurred in connection with any claim, action, suit, proceeding or investigation (whether civil, criminal, administrative or investigative and whether asserted or claimed prior to, at or after the Closing Date) that is based on, or arises out of, the fact that such Indemnified Party is or was a director or officer or agent of the Company or any of its Subsidiaries and relates to or arises out of any action or omission occurring at or prior to the Closing Date ("Indemnified Liabilities"), and (ii) all Indemnified Liabilities based on, or arising out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent a corporation is permitted under applicable law to indemnify its own directors or officers, as the case may be; provided that the Purchaser or the Company, as the case may be, shall not be liable for any settlement of any claim effected without its written consent. Without limiting the foregoing, in the event that any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising prior to or after the Closing Date), each of the parties agrees that (w) the Purchaser will or shall cause the Company to pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by applicable law; provided that the person to whom expenses are advanced provides any undertaking required by applicable law to repay such advance if it is ultimately determined that such person is not entitled to indemnification; (x) the Indemnified Parties shall retain counsel reasonably satisfactory to the Purchaser; (y) the Purchaser shall or shall cause the Company to pay all reasonable fees and expenses of such counsel for the Indemnified Parties (subject to the final sentence of this paragraph) promptly as statements therefor are received; and (z) the Purchaser shall or shall cause the Company to use all commercially reasonable efforts to assist in the defense of any such matter. Any Indemnified Party wishing to claim indemnification under this Section, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Purchaser, but the failure so to notify the Purchaser shall not relieve the Purchaser from any liability which it may have under this paragraph except to the extent such failure materially prejudices the Purchaser. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties in which case, the Indemnified Parties may retain more than one law firm.

         (b) Except to the extent required by law, until the fourth anniversary of the Closing Date, Purchaser will not take and shall cause the Company not to take any action so as to amend, modify, limit or repeal the provisions for indemnification of Indemnified Parties contained in the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Company and its Subsidiaries (which as of the Closing Date shall be no more favorable to such individuals than those maintained by the Company and its Subsidiaries on the date hereof) in such a manner as would adversely affect the rights of any Indemnified Party to be indemnified by such corporations in respect of their serving in such capacities prior to the Closing Date.

         (c) For a period of four years after the Closing Date, Purchaser shall cause the Company to maintain in effect policies of directors' and officers' liability insurance maintained by Company as of the date hereof; provided that there may be substituted therefor policies of at least the same coverage containing terms that are no less advantageous with respect to matters occurring prior to the Closing Date to the extent such liability insurance can be maintained annually at a cost to the Company not greater than 300 percent of the current annual premiums for such directors' and officers' liability insurance, which existing premium costs are set forth in Section 6.04(c) of the Selling Shareholder Disclosure Schedule; provided, further, that if such insurance cannot be so maintained or obtained at such cost, the Surviving Corporation shall maintain or obtain as much of such insurance as can be so maintained or obtained at a cost equal to 300 percent of the current annual premiums of Company for its directors' and officers' liability insurance.

         (d) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and each party entitled to insurance coverage under paragraph (c) above, respectively, and his or her heirs and legal representatives, and shall be in addition to, and shall not impair, any other rights an Indemnified Party may have under the certificate or articles of incorporation or bylaws of the Company or any of its Subsidiaries, under the Business Corporation Act of the State of Texas or otherwise.

     Section 6.05 Transfer Taxes; Filings. The Company shall pay any Tax on gains derived from real property transfers, any real estate transfer Tax, any real property transfer Tax, any stock transfer Tax, any sales, use and value added Taxes, and any other transfer, recording, registration and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement (collectively, the "Transfer Taxes") imposed by any Governmental or Regulatory Authority (and any penalties and interest with respect to such Taxes), which become payable in connection with the transactions contemplated by this Agreement. The Selling Shareholder and Purchaser shall cooperate in the preparation, execution and filing of any required returns with respect to such Taxes and in the determination of the portion of the consideration allocable to real property of the Company and its Subsidiaries in any jurisdiction, and Purchaser shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any Transfer Taxes that are required or permitted to be filed on or before the Closing Date.

     Section 6.06 Notifications. Promptly after obtaining knowledge thereof, the Selling Shareholder shall notify Purchaser, and Purchaser shall notify the Selling Shareholder, as applicable, in writing of (a) the occurrence or non-occurrence of any fact or event which causes or would cause (i) any representation or warranty of the Selling Shareholder or Purchaser, as applicable, contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or (ii) any covenant, condition or agreement of the Selling Shareholder or Purchaser, as applicable, in this Agreement not to be complied with or satisfied in any material respect at any time from the date hereof to the Closing Date, and (b) any failure by the Selling Shareholder or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Selling Shareholder or Purchaser, as applicable, hereunder in any material respect at any time from the date hereof to the Closing Date. In addition, promptly after obtaining knowledge thereof, the Selling Shareholder shall notify Purchaser in writing of the taking by the Company of any action to terminate the employment of any of the senior officers or provide any of such senior officers with "good reason" to terminate employment. No notice given pursuant to this Section 6.06 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

     Section 6.07 Change of Control Provisions. (a) The Transaction will constitute a "Change of Control" within the meaning of the Statement of Resolution. In connection with such Change of Control, Purchaser shall cause the Company to make the "Change of Control Offer" required by paragraph (g)(i) of the Statement of Resolution; provided, however, that, in the event that on the Closing Date, Purchaser causes the Company to issue a notice of redemption with respect to an available option to redeem the Series D Preferred Stock pursuant to paragraph (e)(i)(A) or (e)(i)(C) of the Statement of Resolution, then Purchaser shall not be requested to initiate such a "Change of Control Offer".

         (b) The Transaction will constitute a "Change of Control" within the meaning of the Company's indenture with The Bank of New York dated as of April 7, 2000 (as amended, the "Indenture") relating to the Company's 10.25% Senior Subordinated Notes due 2010, Series B (the "10.25% Notes"). In connection with such Change of Control, Purchaser shall cause the Company to make the "Change of Control Offer" required by section 4.16 of the Indenture; provided, that, in the event that on the Closing Date, Purchaser causes the Company to issue a notice of redemption with respect to an available option to redeem the 10.25% Notes pursuant to paragraph 6(a) of such notes, then Purchaser shall not be required to initiate such a "Change of Control Offer."

         (c) The Transaction will constitute an "Event of Default" under Section 7(k) of the Credit Agreement. In connection with the consummation of the Transaction, Purchaser will make appropriate arrangements so that, simultaneously with such consummation, (i) all amounts outstanding under the

Credit Agreement shall have been paid in full or (ii) there will not be an Event of Default under the Credit Agreement in consequence of the Transaction.

     Section 6.08 Certain Registration Rights. (a) The shares of Purchaser Common Stock have not been registered under the Securities Act. Accordingly, (i) certificates evidencing all such shares shall bear the legend specified in Annex A and (ii) such shares are transferable only to "Permitted Holders" as defined in Annex A, in each case unless and until such shares are subsequently transferred (x) pursuant to an effective registration statement under the Securities Act or (y) pursuant to an exemption from such registration requirements. Annex A specifies the obligation of the Purchaser to effect and maintain a registration of the Purchaser Common Stock via a registration statement in the appropriate form so that transfers thereof can be effected by the holders thereof from time to time in accordance with the methods of distribution set forth in such registration statement and the rules under the Securities Act applicable thereto.

         (b) Pending registration of the Purchaser Common Stock compromising part of the Purchase Price, transfer and exchange of such Purchaser Common Stock shall be subject to the restrictions set forth in Annex A.

     Section 6.09 Lock-Up Agreements.The partners in Selling Shareholder identified in Annex B hereto have agreed to enter into lock-up agreements with respect to Purchaser Common Stock to be held by each such partner and its affiliates, such lock-up agreements to have the terms and conditions specified in Annex B hereto.

     Section 6.10 Rate Matters. (a) The Selling Shareholder shall cause the Company and its Subsidiaries to comply with the undertakings applicable to them specified in this Section 6.10 as follows: Neither Company nor any of its Subsidiaries shall initiate a general rate case in any jurisdiction in which it does business without first consulting with Purchaser and obtaining Purchaser's approval during the period commencing on the date hereof and ending on the Closing Date. During this same period, neither the Company nor any of its Subsidiaries shall propose or make any changes in rates or charges, standards of service or accounting from those each has in effect on the date hereof without first consulting with and obtaining the approval of the Purchaser. Neither the Company nor any of its Subsidiaries, shall effect any agreement, commitment, arrangement or consent, whether written or oral, formal or informal, with respect to any of the foregoing without first consulting with Purchaser and obtaining Purchaser's approval. Notwithstanding this Section 6.10, Company and its Subsidiaries shall be able (i) to initiate, file, and proceed to conclusion, the matters specified in Section 6.10(a) of the Selling Shareholder Disclosure Schedule; (ii) to initiate, file, and proceed to conclusion any fuel adjustment case required or allowed by the rules of the Governmental or Regulatory Authorities having jurisdiction over the Company or its Subsidiaries; and (iii) initiate, file, and proceed to conclusion any other proceeding required by the laws of any jurisdiction in which Company or its Subsidiaries does business, or the rules or orders of any Governmental or Regulatory Authority having jurisdiction over the Company or its Subsidiaries; provided that prior to any filing pursuant to Section 6.10(i), (ii), or (iii), the Company or its Subsidiaries shall consult with, and give notice of such filing to, Purchaser.

         (b) Depending on the order issued by the PUCT in PUC Docket No. 29206 / SOAH Docket No. 473-04-2459 (the "Stranded Cost Proceeding"), the Company and one or more of its Subsidiaries may move for reconsideration and take an appeal of such order (collectively, an "Appeal"). The parties have agreed that the Company may continue, discontinue or settle the Appeal and/or Stranded Cost Proceeding, effective as of the Closing Date and thereafter, in its sole discretion (except that Purchaser may direct Company's exercise of discretion in this regard) on terms it deems appropriate and in its best interest.

     Section 6.11 Resignations. At the Closing, the Selling Shareholder shall deliver to Purchaser evidence satisfactory to Purchaser of the resignations, effective at Closing, of those directors and executive officers of the Company or its Subsidiaries as shall have been specified in writing by Purchaser prior to Closing.

     Section 6.12 FIRPTA. The Selling Shareholder shall deliver at Closing a certificate in form and substance reasonably satisfactory to Purchaser, certifying that Purchaser's payment of the Purchase Price is exempt from withholding under IRC Treas. Reg. Section 1.1445-2(b)(2).

     Section 6.13 Stock Exchange Listing. Purchaser shall use its reasonable best efforts to cause the shares of Purchaser Common Stock to be issued in accordance with this Agreement to be approved for listing on the New York Stock Exchange, Inc. ("NYSE"), subject to official notice of issuance, prior to the effectiveness of the registration statement contemplated by this Agreement.

     Section 6.14 Books and Records. All original books and records of, or pertaining to, the Company located at the Company's office in Jericho, New York shall have been returned to the care and custody of the office of the secretary, treasurer or general counsel of the Company, as appropriate, located in Fort Worth, Texas not later than the Closing Date.

                                  Article VII

                                   CONDITIONS

     Section 7.01 Conditions to Each Party's Obligation to Effect the Transaction. The respective obligation of each party to effect the Transaction is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

         (a) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Transaction under the HSR Act shall have expired or been terminated.

         (b) No Injunctions or Restraints. No court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Transaction or the other transactions contemplated by this Agreement.

         (c) Power Act. The final approval of the FERC under section 203 of the Power Act with respect to the Transaction, or an order of the FERC disclaiming jurisdiction over this Transaction, shall have been obtained.

         (d) Governmental and Regulatory and Other Consents and Approvals. All consents, approvals, determinations and actions of, filings with and notices to any Governmental or Regulatory Authority (including, without limitation, under PUHCA, the Texas Public Utility Regulatory Act, the New Mexico Public Utility Act, the Power Act, the Communications Act, and HSR Act) or any other public or private third parties (the "Required Approvals") required of Purchaser, the Selling Shareholder, the Company or any of their respective Subsidiaries to consummate the Overall Transaction, the failure of which to be obtained or taken could reasonably be expected to have a material adverse effect on Purchaser and its Subsidiaries, taken as a whole, or on the ability of Purchaser and the Selling Shareholder to consummate the transactions contemplated hereby, shall have been obtained and become Final Orders (as defined below), and the Final Orders shall not, individually or in the aggregate, contain terms or conditions that have, or could reasonably be expected to have (i) a Company Material Adverse Effect, or (ii) a material adverse effect on Purchaser and its Subsidiaries taken as a whole. A "Final Order" means an action by the relevant Governmental or Regulatory Authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by applicable law before the transactions contemplated hereby may be consummated has expired or been terminated, and as to which all conditions to the consummation of such transactions prescribed by applicable law, regulation or order have been satisfied.

     Section 7.02 Conditions to Obligation of Purchaser to Effect the Transaction. The obligation of Purchaser to effect the transactions contemplated by this Agreement is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

         (a) Representations and Warranties. Each of the representations and warranties made by the Selling Shareholder in this Agreement that is qualified by materiality shall be true and correct, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except as affected by the transactions contemplated by this Agreement, and the Company shall have delivered to Purchaser a certificate, dated the Closing Date and executed in the name and on behalf of the Company by its Chief Executive Officer or other executive officer, to such effect.

         (b) Performance of Obligations. The Selling Shareholder shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Selling Shareholder at or prior to the Closing, and the Selling Shareholder shall have caused the Company to deliver to Purchaser a certificate, dated the Closing Date and executed in the name and on behalf of the Company by its Chief Executive Officer or other executive officer, to such effect.

         (c) Proceedings. All proceedings to be taken on the part of the Selling Shareholder in connection with the Closing of the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Purchaser, and Purchaser shall have received copies of all such documents and other evidences as Purchaser may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

         (d) Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred and there shall exist no facts or circumstances arising after the date hereof, which in the aggregate has resulted in, or insofar as reasonably can be foreseen, could, when taken together with any breaches, or violations of any representations, warranties, covenants or agreements of the Selling Shareholder contained herein, result in a Company Material Adverse Effect.

         (e) Required Approvals. Purchaser shall be reasonably satisfied that, insofar as reasonably can be foreseen, no Final Order with respect to any Required Approval, and no change in or event relating to (i) any presently effective order of the PUCT or the NMPRC addressing rate plans and/or regulatory assets applicable to the Company or its Subsidiaries or (ii) the orders of the PUCT and the NMPRC, or making a public interest determination in respect of, approving the Selling Shareholder's acquisition of the Company, could reasonably be expected to have (i) a Company Material Adverse Effect, or (ii) a material adverse effect on Purchaser and its Subsidiaries taken as a whole.

     Section 7.03 Conditions to Obligation of the Selling Shareholder to Effect the Transaction. The obligation of the Selling Shareholder to effect the transactions contemplated by this Agreement is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by the Selling Shareholder, in its sole discretion):

         (a) Representations and Warranties. Each of the representations and warranties made by Purchaser in this Agreement that is qualified by materiality shall be true and correct, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except as affected by the transactions contemplated by this Agreement, and Purchaser shall have delivered to the Selling Shareholder a certificate, dated the Closing Date and executed in the name and on behalf of Purchaser, by its Chief Executive Officer or other executive officer, to such effect.

         (b) Performance of Obligations. Purchaser shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Purchaser at or prior to the Closing, and Purchaser shall have delivered to the Selling Shareholder a certificate, dated the Closing Date and executed in the name and on behalf of Purchaser, by its Chief Executive Officer or other executive officer, to such effect.

         (c) Proceedings. All proceedings to be taken on the part of Purchaser in connection with the Closing of the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Selling Shareholder, and the Selling Shareholder shall have received copies of all such documents and other evidences as the Selling Shareholder may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

                                  Article VIII

                                WAIVER; AMENDMENT

     Section 8.01 Waiver. No failure or delay on the part of Purchaser or the Selling Shareholder in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to Purchaser or the Selling Shareholder at law, in equity or otherwise.

     Section 8.02 Amendment. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by Purchaser or the Selling Shareholder from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by each of Purchaser and the Selling Shareholder or, as to a waiver, the party to be bound, and (ii) only in the specific instance and for the specific purpose for which made or given.

                                   Article IX

                                   Termination

     Section 9.01 Termination. Notwithstanding any contrary provision of this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

         (a) by mutual written agreement of the parties hereto; or

         (b) by Purchaser or the Selling Shareholder, if a permanent injunction or other order by any court, arbitral tribunal or Governmental or Regulatory Authority which would make it illegal or otherwise restrain or prohibit the consummation of this Agreement shall have been issued and shall have become final and nonappealable; or

         (c) by Purchaser (provided that Purchaser is not then in material breach of any representation, warranty, covenant or other agreement contained herein), upon a material breach of any representation, warranty, covenant or agreement on the part of the Selling Shareholder set forth in this Agreement, or if any representation or warranty of the Selling Shareholder shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) or
Section 7.02(b), as the case may be, would be incapable of being satisfied by December 31, 2005; or

         (d) by the Selling Shareholder (provided that the Selling Shareholder is not then in material breach of any representation, warranty, covenant or other agreement contained herein), upon a material breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) or
Section 7.03(b), as the case may be, would be incapable of being satisfied by December 31, 2005; or

         (e) by Purchaser or the Selling Shareholder if the Closing shall not have occurred on or prior to December 31, 2005, unless the failure to consummate the transactions contemplated hereby is the result of a material breach of a covenant set forth in this Agreement or a material breach of any representation or warranty set forth in this Agreement by the party seeking to terminate this Agreement; or

         (f) by Purchaser if any occurrence or circumstance results in a failure to satisfy any condition specified in Section 7.02(d) or Section 7.02(e); or

         (g) by the Selling Shareholder if, during any five (5) trading days falling within the twenty (20) consecutive trading days immediately preceding the Closing Date (the "Twenty-Day Trading Period"), the closing price per share of Purchaser Common Stock as reported to the NYSE is seventy percent (70%) or less of the Per Share Amount; provided, however, the Selling Shareholder shall not have a termination right pursuant to this Section 9.01(g) if Purchaser shall have agreed (at its option) to pay additional cash consideration in an amount equal to the product of (x) the number of shares of Purchaser Common Stock to be delivered at Closing and (y) the excess of (A) the Per Share Amount over (B) the volume weighted average price of the Purchaser Common Stock as reported to the NYSE during the Twenty-Day Trading Period.

     Section 9.02 Notice of Termination. Any termination of this Agreement under
Section 9.01 hereof will be effective by the delivery of written notice of the terminating party to the other party hereto.

     Section 9.03 Effect of Termination. In the event of any termination of this Agreement as provided in this Article IX, (i) Purchaser shall forthwith return all documents and other materials received from the Selling Shareholder or the Company or any of their respective Representatives relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Company, and all Evaluation Material (as such term is defined in the Confidentiality Agreement) received by Purchaser shall be dealt with in accordance with the terms of the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement, and
(ii) this Agreement shall forthwith become void and shall be of no further force and effect, without any liability on the part of any party hereto, except that nothing contained in this Section 9.03 shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

                                   Article X

                               GENERAL PROVISIONS

Section 10.01 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered

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personally or by facsimile transmission or mailed (first class postage prepaid)
to the parties at the following addresses or facsimile numbers:

                  If to Purchaser, to:

                           PNM Resources, Inc.
                           Alvarado Square
                           Albuquerque, New Mexico 87158
                           Facsimile No.:  505-241-4343
                           Attn: J. E. Sterba

                           with a copy to:

                           Pillsbury Winthrop LLP
                           1540 Broadway
                           New York, New York 10036-4039
                           Facsimile No.:  212-858-1500
                           Attn: Timothy Michael Toy
                                 Stephen R. Rusmisel

                  If to the Selling Shareholder, to:

                           Laurel Hill Capital Partners, LLC
                           2 Robbins Lane, Suite 201
                           Jericho, New York 11753
                           Facsimile No.:  (516) 933-3108
                           Attn:  William J. Catacosinos

                           with a copy to:

                           TNP Enterprises, Inc.
                           4100 International Plaza
                           P.O. Box 2943
                           Fort Worth, Texas  76102
                           Facsimile No.: (817) 731-3127
                           Attn: Michael Blanchard

                                   and to:


                           Milbank, Tweed, Hadley & McCloy LLP
                           1 Chase Manhattan Plaza
                           New York, New York 10005
                           Facsimile No.:  (212) 822-5062
                           Attn:  M. Douglas Dunn
                                   and to:

                           Kramer Levin Naftalis & Frankel LLP
                           919 Third Avenue
                           New York, New York 10022-3852
                           Facsimile No.:      212-715-8000
                           Attn:   Thomas D. Balliett


All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

     Section 10.02 Entire Agreement; Incorporation of Attachments; Survival. (a) This Agreement supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof.

         (b) The Selling Shareholder Disclosure Schedule, Purchaser Disclosure Schedule and any Annex, Exhibit or Schedule attached to this Agreement and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         (c) Unless otherwise explicitly provided for herein (including without limitation, Articles II, IX and X and Sections 6.04, 6.08 and 6.09 hereof, each of which shall survive the termination hereof), no representation, warranty, covenant or other agreement shall survive the Closing or the expiration or termination of this Agreement.

     Section 10.03 Public Announcements. Except as otherwise required by law or by the rules of any applicable securities exchange or national market system, so long as this Agreement is in effect, Purchaser and the Selling Shareholder will not, and will not permit any of their respective Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. Purchaser and the Selling Shareholder will cooperate reasonably with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as reasonably practicable.

     Section 10.04 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as otherwise expressly provided for herein (including without limitation Sections 6.04, 6.08 and 6.09), it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

     Section 10.05 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

     Section 10.06 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define, modify or limit the provisions hereof.

     Section 10.07 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or order, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

     Section 10.08 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

     Section 10.09 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section 10.10 Certain Definitions. As used in this Agreement:

         (a) the term "affiliate" or "Affiliate", as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person; for purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by", "controlling" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

         (b) a person will be deemed to "beneficially" own securities if such person would be the beneficial owner of such securities under Rule 13d-3 under the Exchange Act, including securities which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time);

         (c) the term "business day" means a day other than Saturday, Sunday or any day on which banks located in the State of Texas, the State of New Mexico or the State of New York are authorized or obligated to close;

         (d) the term "Company Material Adverse Effect" means an event, change, cause or effect which is, or which reasonably could be expected to be, materially adverse to the business, properties, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries, taken as a whole; provided, however, that in determining whether there has been a Company Material Adverse Effect,

                           (I) any adverse effect principally attributable to
                  any of the following shall be disregarded: (i) general economic, industry or financial market conditions that does not have a disproportionate effect on the Company and its Subsidiaries taken as a whole; (ii) the taking of any action required by this Agreement; (iii) the announcement or pendency of the transactions contemplated by this Agreement; (iv) a breach of this Agreement by Purchaser; and

                           (II) the fact that the Company and its Subsidiaries
                  taken as a whole shall fail, or shall be reasonably likely to fail, to meet financial projections for periods subsequent to the date hereof shall not, in and or itself, constitute a Company Material Adverse Effect but this clause (II) shall in no way exclude from the definition of Company Material Adverse Effect or from what constitutes a Company Material Adverse Effect any state of facts, change, development, event, effect, condition or occurrence that gave rise to, contributed to or caused such failure to meet financial projections if it would otherwise fall within the definition of Company Material Adverse Effect; and

         (e) the term "group" means any partnership, limited partnership, syndicate or other group deemed to be a "person" for purposes of section 13(d) of the Exchange Act;

         (f) the term "knowledge" or any similar formulation of "knowledge" shall mean, with respect to the Company or the Selling Shareholder, the actual knowledge of any of the senior officers of the Company, TNMP or First Choice;

         (g) the term "Losses" shall mean any and all payments, damages, fines, penalties, deficiencies, losses and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment);

         (h) any reference to any event, change or effect being "material" or "materially adverse" or having a "material adverse effect" on or with respect to an entity (or group of entities taken as a whole) means such event, change or effect is, or could reasonably be expected to be, material or materially adverse, as the case may be, to the business, properties, assets, liabilities, condition (financial or otherwise), results of operations or prospects of such entity (or of such group of entities taken as a whole);

         (i) the term "person" shall include individuals, corporations, partnerships, trusts, other entities and groups;

         (j) the "Representatives" of any entity means such entity's directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives; and

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

         (k) the term "Subsidiary" means, with respect to any party, (A) any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party and (B) any other person or entity whose financial statements and results of operations would be required, under GAAP, to be consolidated into the financial statements and results of operations of such party without regard to the preceding clause (A); notwithstanding the foregoing, for purposes of Sections
3.17 and 6.03 of this Agreement, the term Subsidiary also shall include any member of a "controlled group of corporations" within the meaning of Section 414(b) of the Code that includes the Company or the Selling Shareholder or any member of an "affiliated service group" within the meaning of Section 414(m)(2) of the Code that includes the Company or the Selling Shareholder.

     Section 10.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, each party hereto has caused this Stock Purchase Agreement to be signed by its officer thereunto duly authorized as of the date first above written.


                           PNM RESOURCES, INC.




                           By:
                               ------------------------------------------------
                                            J. E. Sterba
                                    Chairman, CEO and President




                          SW ACQUISITION, L.P.
                            by:  SW I Acquisition GP, L.P., its general partner
                              by:  SW II Acquisition, LLC, its general partner




                          By:
                              -------------------------------------------------
                                         William J. Catacosinos
                                                 Manager